     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1998

                                                      REGISTRATION NO. 333-44747
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  AMENDMENT #3

                   ------------------------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                   ------------------------------------------

                       ROSEDALE DECORATIVE PRODUCTS LTD.

          (Name of Small Business Issuer as specified in its charter)

            ONTARIO, CANADA                                 N/A                                       5110
    (State or other jurisdiction of                   (I.R.S. Employer                    (Primary Standard Industrial
     incorporation or organization)                Identification Number)                 Classification Code Number)

                               731 MILLWAY AVENUE
                                CONCORD, ONTARIO
                                 CANADA L4K 3S8
                                 (416) 593-4519

         (Address and telephone number of principal executive offices)

                       ALAN FINE, CHIEF EXECUTIVE OFFICER
                               731 MILLWAY AVENUE
                                CONCORD, ONTARIO
                                 CANADA L4K 3S8
                                 (416) 593-4519
           (Name, address and telephone number of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:

         GREGORY SICHENZIA, ESQ.                    ROBERT E. ALTENBACH, ESQ.
    SICHENZIA ROSS & FRIEDMAN, L.L.P.                       KUTAK ROCK
     135 WEST 50TH STREET, 20TH FLOOR                       SUITE 2100
         NEW YORK, NEW YORK 10020                   225 PEACHTREE STREET N.E.
      TELEPHONE NO.: (212) 664-1200                ATLANTA, GEORGIA 30303-1731
      FACSIMILE NO.: (212) 664-7329                TELEPHONE NO. (404) 222-4600
                                                   FACSIMILE NO. (404) 262-4654

                   ------------------------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement
                   ------------------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE AND DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                                    MAXIMUM
                                                                     AMOUNT        MAXIMUM         AGGREGATE
                     TITLE OF EACH CLASS OF                          TO BE     OFFERING PRICE       OFFERING      REGISTRATION
                   SECURITIES TO BE REGISTERED                     REGISTERED  PER SECURITY(1)      PRICE(1)          FEE
Common Stock, no par value per share(2)..........................   1,150,000          5.00            5,750,000    1,696.25
Class A Warrants.................................................   1,150,000          .125              143,750       42.41
Common Stock, no par value per share, issuable upon exercise of
  Class A Warrants(3)............................................   1,150,000          6.00            6,900,000   $2,035.50
Underwriter's Unit purchase option...............................           1            10     $             10   $      (4)
Common Stock, no par value per share, underlying Underwriter's
  Options........................................................     100,000          7.50              750,000      221.25
Class A Redeemable Warrants issuable upon exercise of
  Underwriter's Options(5).......................................     100,000         .1875               18,750        5.53
Common Stock, no par value per share, issuable upon exercise of
  Class A Warrants underlying Underwriter's options(6)...........     100,000          7.50              750,000   $  221.25
      Total......................................................                               $     14,312,510   $4,222.19

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (a) of the Securities Act of 1933, as amended.

(2) Includes up to 150,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option.

(3) Represents shares of Common Stock issuable upon exercise of the Warrants offered pursuant to this Registration Statement.

(4) No fee due pursuant to Rule 457(g).

(5) Reserved for issuance upon exercise of the Underwriter's Option together with such indeterminate number of Warrants and/or Common Stock as may be issuable pursuant to anti-dilution provisions under the Underwriter's Purchase Option or the Warrants.

(6) Reserved for issuance upon exercise of the Warrants obtained upon exercise of the Underwriter's Purchase Option.

                       ROSEDALE DECORATIVE PRODUCTS LTD.

                             CROSS REFERENCE SHEET

           FORM SB-2 ITEM NUMBER AND CAPTION                                     CAPTIONS IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
       1.  Front of Registration Statement and Outside Front
             Cover of Prospectus................................  Cover Page

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Cover Page, Inside Cover Page, Outside Back Page

       3.  Summary Information and Risk Factors.................  Prospectus Summary, Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Cover Page, Underwriting

       6.  Dilution.............................................  Dilution

       7.  Selling Securityholders..............................  *

       8.  Plan of Distribution.................................  Prospectus Summary, Underwriting

       9.  Legal Proceedings....................................  Business

      10.  Directors, Executive Officers, Promoters and Control
             Persons............................................  Management, Principal Stockholders

      11.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Principal Stockholders

      12.  Description of Securities............................  Description of Securities

      13.  Interest of Named Experts and Counsel................  *

      14.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Management

      15.  Organization Within Last Five Years..................  Prospectus Summary, Business

      16.  Description of Business..............................  Prospectus Summary, Business

      17.  Management's Discussion and Analysis or Plan of
             Operation..........................................  Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations

      18.  Description of Property..............................  Business

      19.  Certain Relationships and Related Transactions.......  Certain Transactions

      20.  Market for Common Equity and Related Shareholder
             Matters............................................  Front Cover Page, Description of Securities

      21.  Executive Compensation...............................  Management

      22.  Financial Statements.................................  Financial Statements

      23.  Changes in and Disagreements with Accounts on
             Accounting and Financial Disclosure................  *

------------------------

*   Not Applicable

                   SUBJECT TO COMPLETION, DATED MAY 28, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

 [LOGO]
                         ROSEDALE DECORATIVE PRODUCTS LTD.

                      1,000,000 SHARES OF COMMON STOCK AND
          1,000,000 CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    Rosedale Decorative Products Ltd. (the "Company") is hereby offering to the public 1,000,000 shares of common stock, no par value (the "Common Stock"), and 1,000,000 Class A redeemable common stock purchase warrants (the "Warrants"). The Common Stock and the Warrants will be offered through J.P. Turner & Company, L.L.C. and Klein Maus and Shire Incorporated (the "Underwriters"). J.P. Turner & Company, L.L.C., shall be referred to as the "Managing Underwriter." The Shares and Warrants are being sold separately and will be separately transferable immediately upon issuance. The offering of the Shares and Warrants hereby is sometimes referred to as the "Offering" herein.

    Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment in certain events, during the four year period commencing one year from the date of this Prospectus (the "Effective Date"). The Warrants are subject to redemption by the Company at $.10 per Warrant, at any time commencing one year from the Effective Date (or earlier with the consent of the Underwriters) and prior to their expiration, on not less than 30 days' written notice to the holders of the Warrants, provided the closing bid price per share of Common Stock if traded on the Nasdaq SmallCap Market, or the last sales price per share if listed on the Nasdaq National Market or a national exchange has been at least 150% ($9.00 per share) of the current Warrant exercise price, for a period of 10 consecutive business days ending on the third day prior to the date upon which the notice of redemption is given. The Warrants shall be exercisable until the close of the business date preceding the date fixed for redemption. See "Description of Securities--Warrants."


    Prior to the Offering, there has been no market for the Common Stock or Warrants, and there can be no assurance that a market will develop for the Company's securities in the future or that if developed, it will be sustained. The Company is applying for quotation of the Common Stock and Warrants on the Nasdaq SmallCap Market under the trading symbols "ROSDF" and "ROSWF", respectively, and for listing on the Boston Stock Exchange under the symbols "RDP" and "RDPW", respectively.


    The per share public offering price of the Common Stock and the Warrants and the exercise price and the other terms of the Warrants offered hereby were determined by negotiation between the Company and the Underwriter and do not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value. See "Underwriting".

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 8 AND "DILUTION" ON PAGE 17.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                         UNDERWRITING
                                                                                        DISCOUNTS AND
                                                             PRICE TO PUBLIC            COMMISSIONS(1)
Per Share..............................................           $5.00                      $.50
Per Warrant............................................           $.125                     $.0125
  Total(3).............................................         $5,125,000                 $512,500


                                                               PROCEEDS TO
                                                              THE COMPANY(2)
Per Share..............................................           $4.50
Per Warrant............................................           $.1125
  Total(3).............................................         $4,612,500

(1) Does not include additional consideration to be received by the Underwriters in the form of (i) a non-accountable expense allowance equal to 3% of the gross offering proceeds, (ii) any value attributable to the Underwriters' Purchase Option ("Underwriters' Warrant") entitling the Underwriter to purchase up to 100,000 Shares at a price per share equal to 150% of the initial public offering price per Share, and 100,000 Warrants at 150% of the initial public offering price per Warrant (iii) a financial consulting agreement with the Managing Underwriter for a period of twenty-five months for an aggregate consideration of $50,000 payable in full on the closing of the Offering and (iv) a 5% warrant solicitation fee of the exercise price received for each warrant exercised. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting".

(2) After deducting discounts and commission payable to the Underwriters, but before payment of the Underwriters' non-accountable expense allowance of $153,750 (or $176,812.50 if the Over-Allotment Option, defined below, is exercised in full) or the other expenses of the Offering, estimated at $326,250 payable by the Company. See "Underwriting".

(3) The Company has granted the Underwriters an option, exercisable for 45 days after the Effective Date to purchase up to an additional 150,000 Shares and Warrants from the Company upon the same terms and conditions set forth above, solely for the purpose of covering over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company will be $5,893,750, $589,375 and $5,304,375 respectively. See "Underwriting."

    The Shares and Warrants offered by the Prospectus are being offered by the Underwriters on a "firm commitment" basis, when, as and if delivered to and accepted by the Underwriters, subject to prior sale, and other conditions and legal matters. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject orders, in whole or in part, for the purchase of any of the securities offered notwithstanding tender by check or otherwise. It is expected that delivery of the certificates representing the Common Stock and Warrants will be made against payment therefor at the offices of the Managing Underwriter, 3340 Peachtree Road, Suite 450, Atlanta, Georgia 30326 on or about
             , 1998.

J.P. TURNER & COMPANY, L.L.C.

                                               KLEIN MAUS AND SHIRE INCORPORATED

                              --------------------

                The date of this Prospectus is            , 1998

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND WARRANTS OFFERED HEREBY, INCLUDING PURCHASES OF THE COMMON STOCK OR WARRANTS TO STABILIZE THEIR MARKET PRICE, PURCHASES OF THE COMMON STOCK OR WARRANTS TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK OR WARRANTS MAINTAINED BY THE UNDERWRITER AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. "SEE PLAN OF DISTRIBUTION."

                          ----------------------------

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

    The Company and its officers, directors and auditors are residents of Canada and substantially all of the assets of the Company are or may be located outside the United States. As a result, service of process may be effected upon the Company through the offices of Sichenzia Ross & Friedman LLP in New York, but it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act or state securities laws. The Company has been advised by its Canadian legal counsel, Torkin, Manes, Cohen & Arbus that a judgment of a United States court predicated solely upon civil liability under the Securities Act would probably be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. However, there is uncertainty whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws. If investors have questions with regard to these issues, they should seek the advice of their individual counsel. The Company has also been advised by its Canadian legal counsel Torkin, Manes, Cohen & Arbus that, pursuant to the Currency Act (Canada), a judgment by a court in any Province of Canada may only be awarded in Canadian currency. Pursuant to the provision of the Courts of Justice Act (Ontario), however, a court in the Province of Ontario shall give effect to the manner of conversion to Canadian currency of an amount in a foreign currency, where such manner of conversion is provided for in an obligation enforceable in Ontario.

                               EXCHANGE RATE DATA

    The Company maintains its books of account in Canadian dollars, but has provided the financial data in this Prospectus in United States dollars with its audit conducted in accordance with generally accepted auditing standards in the United States of America. All references to dollar amounts in this Prospectus, unless otherwise indicated, are in United States dollars.

    The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of United States dollars per one Canadian dollar and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The average exchange rate is based on the average of the daily exchange rates during such periods. On January 7, 1998, the exchange rate was Cdn.$1.00 per US$.6994.

                                                             YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                      1994       1995       1996       1997
                                                    ---------  ---------  ---------  ---------
RATE AT END OF PERIOD.............................  $  0.7128  $  0.7323  $  0.7301  $  0.6999
AVERAGE RATE DURING PERIOD........................     0.7320     0.7288     0.7333     0.7222
HIGH..............................................     0.7632     0.7527     0.7513     0.7487
LOW...............................................     0.7103     0.7023     0.7235     0.6945

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" REFERS TO ROSEDALE DECORATIVE PRODUCTS LTD. AND ITS WHOLLY-OWNED SUBSIDIARIES ROSEDALE WALLCOVERINGS & FABRICS INC. ("ROSEDALE") AND ONTARIO PAINT & WALLPAPER LTD. ("ONTARIO"). EXCEPT AS OTHERWISE INDICATED HEREIN, THE INFORMATION CONTAINED IN THIS PROSPECTUS GIVES NO EFFECT TO THE EXERCISE OF (I) THE OVER-ALLOTMENT OPTION, (II) THE UNDERWRITER'S WARRANTS, (III) WARRANTS OFFERED HEREBY, OR (IV) OPTIONS GRANTED UNDER THE COMPANY'S STOCK OPTION PLAN. ALL PER SHARE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A 6,818.1818 FOR ONE STOCK SPLIT OF THE COMPANY'S COMMON STOCK TO BE EFFECTED IMMEDIATELY PRIOR TO THIS OFFERING.


                                  THE COMPANY

    The Company, through its two wholly-owned subsidiaries, Ontario and Rosedale, designs, markets and distributes high quality residential wallcoverings and designer fabrics. The Company also operates a retail paint and wallpaper store located in downtown Toronto, Canada which has been in continuous operation since 1913. The Company's products include wallpaper and wallpaper borders (which are collectively referred to as wallcoverings), designer fabrics and paint.

    The Company designs wallcovering and designer fabric collections that it distributes under its own brand names. Wallcoverings and fabrics sold under Company brand names are manufactured for the Company on an outsource basis by third party manufacturers. In addition to selling its own brand name wallcoverings and fabrics, the Company is also a wholesale distributor of wallcoverings designed and manufactured by other manufacturers. Wholesale distribution of other manufacturers' wallcoverings is done through the Company's Ontario subsidiary. Design and distribution of Company brand wallcoverings is accomplished mainly through the Rosedale subsidiary and to a lesser extent through the Ontario subsidiary.

    Sales of Company brand wallcoverings accounts for approximately 54% of the Company's total revenues, and wholesale distribution of wallcoverings under non-company brand names accounts for approximately 29% of the Company's total revenues. Sales of designer fabrics accounts for approximately 12% of the Company's revenues, and the Company's retail paint and wallpaper store generates approximately 5% of the Company's annual revenues.

    In 1996, the Company distributed approximately 26 Company brand wallcovering and fabric collections to its customer base of wholesale distributors who sold the Company's products to approximately 10,000 to 20,000 retail wallpaper and paint stores and interior designers worldwide. In addition, the Company's Ontario subsidiary distributed approximately 47 non-Company brand wallcovering collections to approximately 1,700-2,000 home decorating stores in Canada in 1996. The Company trademarks all the names and copyrights all the design patterns of its brands and collections.

    The Company believes that its product mix of wallcoverings, designer fabrics and paints, along with its newer offerings of floor coverings and ceiling tiles presents significant cross marketing opportunities. Rosedale has recently introduced wallcovering and fabric sample books that include coordinated carpets and area rugs.

    As part of the Company's growth strategy, its Rosedale subsidiary has recently expanded its product lines to include coordinated products, namely decorative fabrics, soft window treatments and Floor coverings. The Company's decorative fabric products are sold under the Kingsway brand name and are intended to be utilized by consumers for draperies, upholstery and bed coverings.

    The Company intends to expand the products offered by its Ontario subsidiary to include a line of decorative ceiling tiles for commercial and residential customers. The decorative ceiling tiles are designed to fit into standard suspension ceiling frameworks and are embossed with designs that emulate ceilings found in many turn of the century buildings. The Company believes that its decorative ceiling tiles will be attractive to commercial users, such as restaurants looking to recreate turn of the century decor.

    The Company believes that offering a combination of wallcoverings, decorative fabrics and floor coverings provides significant opportunities for cross merchandising of the Company's products. For example, by offering coordinated lines of wallcoverings, fabrics, and floor coverings, consumers looking to purchase wallcoverings will be exposed to the Company's designer fabric and floor covering lines. The end result being that the Company's products are presented to a wider variety of retail stores and consumers enabling the Company to diversify its customer base.

    The Company's strategy is to continue to capitalize on the brand name recognition enjoyed by many of its product lines and to utilize its distribution network to distribute a greater variety of products manufactured by third parties. The Company intends to increase the number of retail locations that carry products that are either manufactured, designed or distributed by the Company, to increase the amount of products carried by such stores and to penetrate other geographic markets including the United States, with special emphasis on foreign markets.

    Rosedale Decorative Products Ltd., was formed under the laws of Ontario, Canada on May 14, 1997, to consolidate the business of its two wholly-owned operating subsidiaries, Ontario Paint & Wallpaper Ltd., a company organized under the laws of the Province of Ontario, Canada ("Ontario"), and Rosedale Wallcoverings & Fabrics, Inc., a Company organized under the laws of the Province of Ontario, Canada ("Rosedale"). Unless the context otherwise requires, the term "Company" refers to Rosedale Decorative Products Ltd. and its wholly-owned subsidiaries Ontario and Rosedale.

    The Company's principal offices are located at 731 Millway Avenue, Concord, Ontario, Canada L4K 3S8 and its telephone number is (416) 593-4519.

                                  THE OFFERING


Securities Offered..............  1,000,000 Shares of Common Stock and 1,000,000 Warrants.
                                  Each Warrant shall entitle the holder to purchase one
                                  share of Common Stock at $6.00 per share. The Common Stock and Warrants will be separately transferable immediately
                                  upon issuance.
Common Stock Outstanding
  Prior to Offering(1)..........  1,500,000
Common Stock to be Outstanding
  After Offering(1).............  2,500,000
Warrants Outstanding
  Prior to Offering(1)..........  0
Warrants to be Outstanding
  After Offering(1).............  1,000,000. Each Warrant is exercisable at an exercise price of $6.00 per share. The exercise price of the
                                  Warrants is subject to adjustment in certain
                                  circumstances. The Warrants are exercisable during the
                                  four year period commencing one year from the date of the
                                  prospectus. The Warrants are subject to redemption by the
                                  Company at $.10 per Warrant, at any time commencing one
                                  year from the date of the prospectus (or earlier with the
                                  consent of the Representative) and prior to their
                                  expiration, on not less than 30 days' prior written notice to the holders of the Warrants, provided the closing bid
                                  price per share of Common Stock if traded on the Nasdaq
                                  SmallCap Market, or the last sales price per share if
                                  listed on the Nasdaq National Market or a national
                                  exchange has been at least 150% ($9.00 per share) of the
                                  current Warrant exercise price, for a period of 10
                                  consecutive business days ending on the third day prior to the date upon which the notice of redemption is given. The
                                  Warrants shall be exercisable until the close of the
                                  business date preceding the date fixed for redemption. See
                                  "Description of Securities", "Principal Stockholders" and
                                  "Underwriting".
Use of Proceeds.................  The net proceeds to the Company from the sale of the
                                  Securities are estimated to be approximately $4,132,500
                                  after deducting commissions and expenses of the Offering,
                                  which expenses are estimated at $992,500. The Company
                                  intends to use the net proceeds of this Offering for new
                                  product development, sales and marketing, hiring
                                  additional personnel, the repayment of certain
                                  indebtedness and for working capital and general corporate purposes including potential synergistic acquisitions. See
                                  "Use of Proceeds."
Proposed Nasdaq SmallCap
  Market Symbols(2):............  ROSDF; ROSWF
Proposed Boston Stock
  Exchange Symbols(2):..........  RDP; RDPW
Risk Factors....................  The securities offered hereby are speculative, involve a high degree of risk and immediate substantial dilution,
                                  and should be considered only by investors who can afford
                                  to sustain a loss of their entire investment. See "Risk
                                  Factors" and "Dilution."


------------------------

(1) Does not include an aggregate of 2,250,000 shares which may be issued upon exercise of (i) the Warrants offered hereby; (ii) the Underwriters' Option; and (iii) the Underwriters' over-allotment option; and (iv) 750,000 shares of Common Stock which may be issued pursuant to an executive bonus plan. See "Management," "Description of Securities" and "Underwriting."

(2) Notwithstanding quotation on the Nasdaq SmallCap Market and listing on the Boston Stock Exchange, there can be no assurance that an active trading market for the Company's securities will develop or, if developed, will be sustained.

                     SUMMARY COMBINED FINANCIAL INFORMATION

STATEMENT OF INCOME DATA:

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Revenues........................................  $  20,757,423  $  18,927,369  $  18,552,166
Gross Profit....................................      7,407,390      6,625,768      6,946,170
Income from operations..........................      1,306,002        912,617        429,435
Earnings (loss) per share(1)....................           0.53           0.28          (0.38)
Weighted average number of shares
  outstanding(1)................................      1,500,000      1,500,000      1,500,000

BALANCE SHEET DATA:

                                                     DECEMBER 31, 1997
                                              --------------------------------  DECEMBER 31,
                                               AS ADJUSTED(2)       ACTUAL          1996
                                              -----------------  -------------  -------------
Working capital.............................   $     5,562,966   $   1,532,966  $   2,019,038
Total assets................................        16,794,832      15,694,832     13,042,385
Long-term liabilities.......................         2,966,281       2,966,281      2,622,877
Total liabilities...........................        12,833,809      13,933,809     12,012,282
Total shareholders' equity..................         5,791,023       1,761,023      1,030,103

------------------------

(1) After giving effect to an approximate 1:6,818 stock split which increased total shares outstanding from 220 to 1,500,000.

(2) Reflects the issuance of 1,000,000 shares of Common Stock and 1,000,000 Warrants, offered hereby and the application of the net proceeds therefrom.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH INVESTMENTS IN THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

    1. UNCERTAINTY OF NEW PRODUCT DEVELOPMENT AND NO ASSURANCE OF MARKET ACCEPTANCE. The perpetuation of the Company's success is dependent upon continued name recognition and acceptance of the Company's existing and new products. No assurances can be made that any or all products will achieve or maintain consumer acceptance. Continued product development and commercialization efforts are subject to all of the risks inherent in the development of new products including achieving market acceptance, competition. There is no assurance that the Company will be able to develop, manufacture and distribute new products which achieve market acceptance. See "Business".

    2. DEPENDENCE ON SUPPLIERS FOR WHOLESALE DISTRIBUTION. The Company is dependent upon wallcovering suppliers for non-Company brand name wallcoverings that the Company distributes for third parties. Wholesale distribution of non-Company brand name wallcoverings accounts for a significant portion of the Company's total revenues. Any disruption in the supply of wallcoverings could have a significant adverse impact upon the Company. See "Business".

    3. DEPENDENCE ON THIRD PARTY MANUFACTURERS FOR COMPANY BRAND NAME WALLCOVERINGS AND FABRICS. The Company is dependent upon third parties to manufacture its Company Brand Name wallcovering and fabric collections. The Company enters into agreements with wallcovering and fabric manufacturers for each collection that it designs and maintains no long term agreements with its manufacturers. It is the Company's intention to use current or additional third parties to manufacture its Company Brand Name wallcoverings and fabrics. The Company believes that it will be able to enter into arrangements with third parties to manufacture its products, as needed, however, no assurance can be given that it will be able to do so on reasonable terms or otherwise. See "Business".

    4. DEPENDENCE ON THIRD PARTY FREIGHT HAULERS. The Company is dependent on one independent freight hauler to ship approximately 90% of the Company's products to distribution facilities. The ability of the Company to control its freight expenses is a significant factor in the Company's gross profit margin. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There is no assurance that the Company will be able to maintain acceptable freight pricing and arrangements. Furthermore, a labor slowdown, strike or other matters beyond management's control may adversely affect the Company's ability to ship its products on a timely basis or at all. See "Business."

    5. DEPENDENCE ON MAJOR CUSTOMERS. Approximately 14% of the Company's revenue is derived from sales to one customer, The Blonder Company. No other customer accounts for more than 10% of the Company's revenues. There is no assurance that the Company will maintain its relationship with The Blonder Company. In the event The Blonder Company does not continue acquiring products from the Company, the Company's business and results of operations would be materially adversely effected. See "Business".

    6. UNCERTAINTY AS TO COMPANY'S ABILITY TO EXPAND INTO UNITED STATES AND OTHER MARKETS. In order to further penetrate the U.S., European, Asian and Southeast Asian markets, the Company will have to devote significant resources to advertising and marketing in such countries in order to develop consumer awareness of its products and to procure sufficient shelf space for its products. There can be no assurance that the Company will be successful in its efforts. The Company intends to devote a portion of the net proceeds of this Offering toward the continued expansion into the U.S., Asian, Southeast Asian and European. See "Business".

    7. INTENSE COMPETITION IN WALLCOVERING/FABRIC MARKET. The Company's business is subject to significant competition. The Company's primary business of designing and distributing wallcoverings and decorative fabrics is highly competitive. The Company competes with other wholesale distributors of wallcoverings and fabrics and with manufacturers of wallcoverings and fabrics that maintain their own distribution network. All of the competitors that manufacturer wallcoverings and fabrics have greater financial resources than the Company and greater control over the products they distribute. Certain of the Company's competitors that distribute wallcoverings and fabrics, but do not manufacture, have greater financial resources than the Company.

    The Company's Brand Name wallcoverings and fabrics, such as Concord-TM-, Ridley Nash-TM-, Rosedale-TM-, Cambridge Studios-TM-, Hamilton House-TM-, and Kingsway Fabrics-TM- compete with other brands of wallcoverings and fabrics primarily on the basis of quality, design and color and are therefore subject to consumers' tastes and preferences which may change at any time. In addition, the Company Brand Name wallcoverings and fabrics compete against brands produced and distributed by competitors that may have greater financial resources than the Company.

    The Company's major competitors in the United States are York Wallcoverings, Eisenhart Wallcoverings and S.A. Maxwell & Co. and its major competitors in Canada are Imperial Home Decor Group, Sunworthy Wallcoverings, Provincial Wallcoverings and Decorlux. The Company also competes with national and regional retail distributors, many of which have greater financial and other resources of the Company. See "Business--Competition".

    8. BROAD DISCRETION IN APPLICATION OF PROCEEDS BY MANAGEMENT. Approximately 48.4% of the net proceeds of this offering will be applied towards new product development and 11.7% of the net proceeds of this Offering will be applied to working capital and general corporate purposes. Accordingly, management of the Company will have broad discretion over the use of proceeds. The Company may also use a substantial portion of the net proceeds to make unspecified acquisitions. Shareholders will not have the ability to review or vote on such acquisitions should they occur. See "Use of Proceeds".

    9. NO FORMAL DISTRIBUTION AGREEMENT. The Company does not maintain formal agreements with its distributors, as is the practice in the industry. Therefore, there can be no assurance that the Company will be able to find distributors to distribute its products under terms and conditions that are reasonable to the Company. Any future inability to provide for distribution under terms and conditions that are reasonable may have a material adverse impact on the Company's profitability. See "Business-Marketing and Distribution."

    10. UNCERTAINTIES OF GOVERNMENT REGULATION. The Company is subject to various Canadian and United States regulations relating to health and safety standards. Regulations in new markets and future changes in existing regulations may adversely impact the Company by raising the cost of production. See "Business-Government Regulation".

    11. DEPENDENCE ON KEY PERSONNEL. The Company's future success will depend to a significant extent on the efforts of key management personnel, Sidney Ackerman its President, Alan Fine, its Chief Executive Officer. The Company is in the process of entering into employment agreements with Sidney Ackerman and Alan Fine. The loss of one or more of these key employees could have a material adverse effect on the Company's business. The Company has acquired key-person life insurance policies on Sidney Ackerman and Alan Fine. In addition, the Company believes that its future success will depend in large part upon its continued ability to attract and retain highly qualified management, technical and sales personnel. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business. See "Management".

    12. POTENTIAL REVENUE CANADA TAX LIABILITY. In 1992, The Company's Rosedale subsidiary formed a California corporation for the purpose of manufacturing window blinds to be sold as an accompaniment to its existing wallcovering and other products. The window blind company was sold in 1994, and in connection therewith, Rosedale claimed a business loss deduction on its investment in such company. Rosedale was subsequently informed by Revenue Canada that the deduction which it claimed was being allowed as a capital loss and not as a business loss deduction, and, as a result, Rosedale owed an additional $652,110 in taxes. The Company's Rosedale subsidiary has filed a formal notice of objection contesting Revenue Canada's classification of its deduction. No assurance can be given that Rosedale will be able to reach an agreement with the tax authorities, that the tax authorities will not immediately seek payment of the taxes, or that the tax authorities will not commence an action or file a lien against Rosedale in order to recover the taxes. See "Business--Legal Proceedings."


    13. CONTROL BY EXISTING STOCKHOLDERS. Upon the completion of this Offering, the Company's existing shareholders will collectively beneficially own approximately 60% (57% if the Underwriters' Over-Allotment Option is exercised in full) of the Company's outstanding Common Stock. Because of their beneficial stock ownership, these stockholders will be in a position to continue to elect the majority members of the Board of Directors and decide matters requiring stockholder approval. In addition, Sidney Ackerman, Alan Fine, the Ackerman Family Trust and 454590 Ontario Limited entered into a Common Stock voting agreement which provides that they agree to vote all of their Shares unanimously in respect of any matter to be voted on at any meeting of the shareholders of the Company and to withhold their votes or vote against any such matter regarding which they are unable to vote their shares unanimously. See "Business-Voting Agreements." See "Principal Stockholders."

    14. NO PRIOR PUBLIC MARKET. Prior to this Offering, there has been no public market for the Common Stock and/or Warrants. Accordingly, there can be no assurance that an active trading market will develop and be sustained upon the completion of this Offering. The initial public offering price of the securities has been determined by negotiations between the Company and the Underwriters and does not necessarily bear any relation to the Company's asset value, earnings or other objective criteria. See "Underwriting." The stock market has, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. Although it has no obligation to do so, the Managing Underwriter intends to engage in market-making activities or solicited brokerage activities with respect to the purchase or sale of the securities on the Nasdaq SmallCap Market. However, no assurance can be given that the Managing Underwriter or other Underwriters will continue to participate as a market-maker in the securities of the Company or that other broker/ dealers will make a market in such securities which may adversely impact the liquidity of the securities. Regulatory developments and economic and other external factors, as well as period-to-period fluctuations in financial results, may also have a significant impact on the market price of such securities. See "Description of Securities."

    15. NEED FOR ADDITIONAL FINANCING. The Company believes that the proceeds of the Offering will, together with revenues from operations, be sufficient to finance the Company's working capital requirements for a period of at least 24 months following the completion of the Offering. In addition, a part of the Company's strategy is to expand its product mix, increase market share, and develop markets in Europe and Southeast Asia. The continued expansion and operation of the Company's business beyond such 24 month period and its ability to expand its business may be dependent upon its ability to obtain additional financing. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. In the event that the Company is unable to obtain such additional financing as it becomes necessary, the Company may not be able to achieve all of its business plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    16. IMMEDIATE AND SUBSTANTIAL DILUTION. This Offering involves an immediate and substantial dilution to investors. Purchasers of Shares in the Offering will incur an immediate dilution of $2.65 per Share in the net tangible book value of their investment from the initial public offering price, which dilution amounts to approximately 53% of the initial public offering price per Share. Investors in the Offering will pay $5.00 per Share, excluding the value of the Warrants, as compared with an average cash price of $1.17 per share of Common Stock paid by existing stockholders. See "Dilution."

    17. SHARES ELIGIBLE FOR FUTURE SALE. Of the 2,500,000 shares of Common Stock of the Company to be outstanding upon completion of this Offering, 1,500,000 shares shall be "restricted securities," which are owned by "affiliates" of the Company, as those terms are defined in Rule 144 promulgated under the Act. Absent registration under the Act, the sale of such shares is subject to Rule 144, as promulgated under the Act. All of the "restricted securities" are eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations as described above. Holders of 1,500,000 shares of Common Stock are affiliates of the Company. All of the Company's shareholders who are affiliates have agreed not to sell or otherwise dispose of any of their shares of Common Stock now owned or issuable upon the exercise of any option for a period of seventy eight months from the Effective Date, without the prior written consent of the Managing Underwriter; provided however, that all such affiliates may sell up to 20% of their holdings per year over the five year period commencing eighteen months from the Effective Date. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the Common Stock and Warrants and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Shares Eligible for Future Sale".

    18. NO DIVIDENDS AND NONE ANTICIPATED. To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. Investors should, therefore, be aware that it is unlikely that any dividends will be paid on the Common Stock in the foreseeable future. See "Dividends".

    19. RISK OF LOW PRICE STOCKS. The Company has applied to list the Common Stock and Warrants on the Boston Stock Exchange ("BSE") and expects to list its securities on this exchange and it is anticipated that such securities will also be traded on the Nasdaq SmallCap Market. If the Company's securities are delisted from the Nasdaq SmallCap Market and BSE, they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and accredited investors. For transactions in securities covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in this Offering to sell in the secondary market any of the Company's securities acquired hereby.

    20. UNDERWRITER'S INFLUENCE ON THE MARKET. A significant amount of the securities offered may be sold to customers of the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of such securities and may otherwise effect transactions in such securities. If they participate in the market, the Underwriters may exert substantial influence on the market, if one develops, for the

Common Stock and Warrants. Such market-making activity may be discontinued at any time. The price and liquidity of the Common Stock and Warrants may be significantly affected by the degree, if any, of the Underwriters' participation in such market. See "Underwriting."

    21. POSSIBLE RESTRICTIONS IN MARKET-MAKING ACTIVITIES IN THE COMPANY'S SECURITIES. The Managing Underwriter has advised the Company that it intends to make a market in the Company's securities. Regulation M, which was adopted to replace Rule 10b-6 and certain other rules promulgated under the Exchange Act, may prohibit the Underwriters from engaging in any market-making activities with regard to the Company's securities for a period of five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriters of the exercise of Warrants until the latter of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriters may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Underwriters may not be able to provide a market for the Company's securities during certain periods when the Warrants are exercisable. Any cessation of the Underwriters' market-making activities could have an adverse effect on the market price of the Company's securities. See "Underwriting."

    22. POSSIBLE ADVERSE EFFECT OF PENNY STOCK REGULATIONS ON THE LIQUIDITY OF THE COMPANY'S SECURITIES. The Company intends to apply for listing of its securities on the Nasdaq SmallCap Market. In the absence of the Common Stock being quoted on Nasdaq and if the Common Stock is not listed on an exchange, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the Common Stock is a "penny stock." Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

    The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

    If the Company's Common Stock were to become subject to the regulations applicable to penny stocks, the market liquidity for the Common Stock and Warrants would be severely affected, limiting the ability of broker-dealers to sell the Common Stock and Warrants and the ability of purchasers in this Offering to sell their Common Stock and Warrants in the secondary market. There is no assurance that trading in the Common Stock and Warrants will not be subject to these or other regulations that would adversely affect the market for such securities.

    23. POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Warrants offered hereby are redeemable, in whole or in part, at a price of $.10 per Warrant, commencing one year after the Effective Date (or earlier with the consent of the Underwriters) and prior to their expiration; provided that (i) prior notice of not less than 30 days is given to the Warrantholders; (ii) the closing bid price of the Common Stock if traded on the Nasdaq SmallCap Market, or the last sales price per share if listed on the Nasdaq National Market or a national exchange, on each of the 10 consecutive business days ending on the third business day prior to the date on which the Company gives notice of redemption has been at least 150% ($9.00 per share) of the current Warrant exercise price; and (iii) Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the Exercise Price at a time when it may be disadvantageous for them to do so, or to sell the Warrants at the current market price when they might otherwise wish to hold them, or to accept the redemption price, which may be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities-Warrants."


    24. POTENTIAL DILUTIVE EFFECTS OF ISSUANCE OF COMMON STOCK UPON EXERCISE OF WARRANT AND/OR OPTIONS. Immediately after the completion of the offering, assuming full exercise of the Underwriters' over-allotment option, the Company will have outstanding warrants and/or options to purchase an aggregate of up to 2,000,000 shares of Common Stock including shares issuable upon exercise of the Warrants offered hereby, the Warrants underlying the Underwriters' Option, and shares issuable pursuant to the Company's Stock Option Plan. The exercise of such warrants and options and the sale of the underlying shares of Common Stock (or even the potential exercise or sale) may have a depressive effect on the market price of the Company's securities. The exercise of the warrants and the options also may dilute the interest of investors in this offering. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected because the holders of the outstanding warrants and options can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants and options.



    25. ISSUANCE OF ADDITIONAL SECURITIES. The Board of Directors of the Company will have authority to issue an unlimited number of Class A Special Shares with voting liquidation, conversion and other rights without the consent or vote of the shareholders of the Company. The issuance of additional Class A Special Shares by the Company's Board of Directors may adversely dilute the proportionate equity interest and voting power of holders of Common Shares, including investors under this offering. See "Description of Securities; Class A Special Shares."



    26. REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS. The Warrants offered hereby are not exercisable unless, at the time of exercise, (i) there is a current prospectus relating to the Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws in the jurisdictions in which the various holders of Warrants reside. There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) any time after nine months subsequent to the effective date when any information contained in the prospectus is over sixteen months old, (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement, or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company anticipates that this Registration Statement will remain effective for at least nine months following the date of this Prospectus or until September
  , 1998 assuming a post effective amendment is not filed by the Company. The Warrants will be separately tradeable and separately transferable from the Common Stock offered hereby immediately commencing on the Effective Date. The Company intends to qualify the Warrants and the shares of Common Stock issuable upon exercise of the Warrants in a limited number of states, although certain exemptions under state securities ("blue sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing shares of Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain, qualification of the issuance of such Common Stock in all of the states in which the holders of the Warrants reside. In such a case, the Warrants of those holders will expire and have no value if such Warrants cannot be exercised or sold. See "Description of Securities".

    27. NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING THE WARRANTS. Although the Common Stock and the Warrants will not knowingly be sold to purchasers in jurisdictions in which they are not registered or otherwise qualified for sale, purchasers may buy the Common Stock or Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company could be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in the jurisdiction in which such purchasers reside, or an exemption to such qualification exists or is granted in such jurisdiction. If the Company was unable to register or qualify the shares in a particular state and no exemption to such registration or qualification was available in such jurisdiction, in order to realize any economic benefit from the purchase of the Warrants, a holder might have to sell the Warrants rather than exercising them. No assurance can be given, however, as to the ability of the Company to effect any required registration or qualification of the Common Stock or Warrants in any jurisdiction in which registration or qualification has not already been completed. See "Description of Securities--Warrants."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of Securities offered hereby at public offering prices of $5.00 per Share and $.125 per Warrant, after deducting underwriting commissions and offering expenses to be paid by the Company, is estimated to be $4,132,500. The Company expects to apply the net proceeds of the Offering as follows:

                                                                    APPROXIMATE    PERCENTAGE OF
APPLICATION OF PROCEEDS                                                AMOUNT      NET PROCEEDS
------------------------------------------------------------------  ------------  ---------------
New Product Development(1)........................................  $  2,000,000          48.4%
Sales and Marketing(2)............................................       320,000           7.7%
Hire Additional Personnel(3)......................................       180,000           4.4%
Payment of Financial Advisory Fee(4)..............................        50,000           1.2%
Repayment of Trade Payables(5)....................................     1,100,000          26.6%
Working Capital(6)................................................       482,500          11.7%
                                                                    ------------           ---
      Total.......................................................     4,132,500           100%
                                                                    ------------           ---
                                                                    ------------           ---

------------------------

(1) The net proceeds allocated to new product development are expected to be applied towards the development of new lines of wallcoverings and designer fabrics as well as the development of new products such as decorative ceiling tiles and floor coverings.

(2) The net proceeds allocated to marketing and sales are expected to be applied towards the promotion of the Company's brands in their respective markets, including North America, Europe and Southeast Asia, and expansion of the Company's markets in the United States and Asia over the next 24 months. The proceeds are expected to be applied to market research, distributor incentive programs and sales person incentive programs.

(3) The Company anticipates hiring additional sales and operations employees and has allocated these net proceeds to fund certain incremental costs over the next 24 months.

(4) $50,000 will be paid to the Managing Underwriter pursuant to a twenty-five month financial advisory agreement, all of which is payable upon consummation of the Offering.

(5) The net proceeds allocated to trade payables are expected to be applied towards (i) payment of overdue accounts with certain suppliers which include The Borden Company, and Zen Wallcoverings and (ii) payments required to finance the increase in the Company's product inventories of Company brand wallcoverings and designer fabrics as well as paints and, to a lesser extent, non Company brand wallcoverings necessary to service the Company's continued growth and expansion of its markets.

(6) The net proceeds allocated to working capital includes funds for general corporate purposes such as financing accounts receivable and payment of trade payables.

    The foregoing represents the Company's estimate of the allocation of the net proceeds of the Offering, based upon the current status of its operations and anticipated business needs. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses, as well as any potential acquisitions that the Company may consummate, although no specific acquisition has been identified. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any reallocation of the net proceeds will be at the discretion of the Board of Directors of the Company.

    Any additional net proceeds realized from the exercise of the Over-Allotment Option will be added to the Company's working capital.

    Pending application, the net proceeds will be invested principally in short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

    The Company estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of 24 months from the completion of this Offering. In the event that the Company consummates any acquisition, although no specific acquisition has been identified, and no plans, proposals or arrangements currently exist in this regard, such funds will be derived from the funds currently allocated to working capital or from revenues generated from the Company's operations.

                                DIVIDEND POLICY

    The Company has never paid or declared dividends on its Common Stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain future earnings for use in the Company's business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997 and as adjusted to reflect the sale of 1,000,000 Shares of Common Stock and 1,000,000 Warrants, offered hereby. The information provided below should be read in conjunction with the other financial information included elsewhere in this Prospectus.

                                                                         DECEMBER 31, 1997
                                                                      -----------------------
                                                                        ACTUAL    AS ADJUSTED
                                                                      ----------  -----------
Long-term liabilities, less current maturities......................   2,966,281   2,966,281
Shareholders' equity:
  Capital Stock, unlimited shares authorized: 1,500,000 issued and outstanding(1); and 2,500,000 issued and outstanding as
  adjusted..........................................................         163   4,132,663
Foreign currency transaction adjustment.............................    (175,205)   (175,205)
Retained earnings...................................................   1,936,065   1,936,065
  Total shareholders' equity........................................   1,761,023   5,893,523
  Total capitalization..............................................   4,727,304   8,859,804

------------------------

(1) Represents the rollover of 220 shares in the existing companies into 1,500,000 shares of Common Stock of the Company. Does not include 750,000 shares of Common Stock provided for issuance under the Company's Stock Option Plan.

(2) Reflects the issuance of 1,000,000 shares of Common Stock by the Company in connection with this Offering. Does not include 750,000 shares of Common Stock provided for issuance under the Company's Stock Option Plan.

                                                                                                 DECEMBER 31, 1997
                                                                                                 -----------------
(3) Trade Payables.............................................................................    $   6,358,585
   Repayment of trade payables from offering proceeds (see use of proceeds)....................       (1,100,000)
                                                                                                 -----------------
   Balance.....................................................................................    $   5,258,585
                                                                                                 -----------------
                                                                                                 -----------------

                                    DILUTION

    Dilution represents the difference between the initial public offering price paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per Share represents the amount of the Company's total assets minus the amount of its liabilities and intangible assets divided by the number of shares outstanding. As of December 31, 1997, the net tangible book value of the Company's Common Stock was $1,761,023 or $1.17 per share. Without taking into account any changes in net tangible book value after December 31, 1997, other than to give effect to the sale of the securities offered hereby and the receipt of the net proceeds of this Offering, the pro forma net tangible book value of the Company as of December 31, 1997 would have been $5,893,523 or $2.35 per share. Consequently, there will be an immediate increase in net tangible book value of $1.18 per Share to the existing shareholders and an immediate substantial dilution (i.e. the difference between the offering price of $5.00 per share, assuming no value is attributed to the Warrants, and the pro forma net tangible book value per Share after the Offering) of $2.65 or 53% to new investors purchasing the Shares offered hereby.

    The following table illustrates, as of December 31, 1997, this per share dilution:

Public offering price per Share...............................             $    5.00
  Net tangible book value before Offering(1)..................  $    1.17
  Increase per Share attributable to new investors............  $    1.18
Pro forma net tangible book value per Share after
  Offering(1).................................................             $    2.35
                                                                           ---------
Dilution per Share to new investors(1)........................             $    2.65
                                                                           ---------
                                                                           ---------

    The following table summarizes, as of December 31, 1997, the total number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing shareholders and by new investors who purchase Common Stock pursuant to this Offering. The computation excludes any value ascribed to or proceeds relating to the Warrants.

                                           PERCENTAGE                      PERCENTAGE         AVERAGE
                                            OF TOTAL       AGGREGATE        OF TOTAL           PRICE
                     SHARES PURCHASED(1)     SHARES      CONSIDERATION    CONSIDERATION      PER SHARE
                     -------------------  -------------  -------------  -----------------  -------------
Existing
  Shareholders.....        1,500,000               60%    $ 1,761,023              26%            1.17
New Investors......        1,000,000               40%    $ 5,000,000              74%            5.00
                          ----------              ---    -------------            ---
      Total........        2,500,000              100%    $ 6,761,023             100%
                          ----------              ---    -------------            ---
                          ----------              ---    -------------            ---

------------------------

(1) This information does not include (i) 1,000,000 shares issuable upon exercise of the Warrants offered hereby, (ii) 750,000 Shares that may be issued under the Company's Stock Option Plan, (iii) 100,000 Shares issuable upon the exercise of the Underwriters' Option (an additional 100,000 shares may be issued upon the exercise of the Warrant component of the Underwriter's Purchase Option Agreement) , (iv) 150,000 Shares and 150,000 Warrants available from the Company under the over-allotment option.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected historical financial data and other operation information of the Company. The selected historical financial data in the table for the years ended December 31, 1997 and 1996 is derived from the audited financial statements of the Company. The selected financial data set forth below should be read in conjunction with the Company's financial statements and notes thereto and with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STATEMENT OF OPERATIONS DATA:

                                                                               YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Total revenues......................................................  $  20,757,423  $  18,927,369  $  18,552,166
Total costs and expenses............................................     19,957,595     18,503,798     19,125,056
Net income (loss)...................................................        799,828        423,571       (572,890)
Net income (loss) per common share(1)...............................           0.53           0.28          (0.38)
Weighted average common shares outstanding(1).......................      1,500,000      1,500,000      1,500,000

BALANCE SHEET DATA:

                                                                           DECEMBER 31, 1997
                                                                     -----------------------------  DECEMBER 31,
                                                                     AS ADJUSTED(2)     ACTUAL          1996
                                                                     --------------  -------------  -------------
Working capital....................................................   $  5,665,466   $   1,532,966  $   2,164,962
Total assets.......................................................     16,794,832      15,694,832     13,042,385
Total liabilities..................................................     12,833,809      13,933,809     11,866,358
Total stockholders' equity.........................................   $  5,893,523       1,761,023      1,176,027

------------------------

(1) Reflects the issuance of 1,500,000 shares of Common Stock of the Company in exchange for all of the outstanding common stock of the predecessor companies.

(2) Reflects the issuance of 1,000,000 shares of Common Stock and 1,000,000 Warrants, offered hereby and the application of the net proceeds therefrom.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The statements contained in this Prospectus that are not historical are forward looking statements, including statements regarding the Company's expectations, intentions, beliefs or strategies regarding the future. Forward looking statements include the Company's statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward looking statements included in this prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statement. It is important to note that the Company's actual results could differ materially from those in such forward looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in the risks discussed in the " Risk Factors" section included in this Prospectus at page 8.

    The wallcoverings, decorative fabrics and paint markets are highly competitive and consists of foreign and domestic manufacturers and distributors most of whom are larger and have greater resources than the Company.

    The Company's future success as a designer and distributor of high quality wallcoverings and designer fabrics will be influenced by several factors including the ability of the Company to efficiently meet the quality and design requirements of its customers, management's ability to evaluate the public's quality and design requirements and to achieve market acceptance of its wallcoverings and designer fabrics collections. Further factors impacting the Company's operations are increases in expenses associated with continued sales growth, the ability of the Company to control costs, to develop products with satisfactory profit margins and the ability to develop and manage the introduction of new product lines and competition.

    The Company's customer base is divided among national and regional wholesale distributors, professional interior designers and large retail chains in the United States and Canada. The Blonder Company accounts for 14% of the Company's sales. No other customer accounts for more than 10% of the Company's sales. Approximately 21.54% of the Company's sales are to national distributors, 21.51% are to regional distributors, 0.42% to interior designers and 16.22% to retail chains. The remaining 40.31% are to independent retail stores.

    The Company is not dependent upon any major customers for a significant portion of its revenues. However approximately 12 customers account for 44% of the Company's revenues. These include The Blonder Company, Color Your World, Key Wallcoverings, Gardner Wallcoverings, Fashion Wallcoverings, Seabrook Wallcoverings, Images Wallcoverings, Atlas Wallcoverings, G & W Wallcoverings, Hunter & Co., Sears Canada and Walltrends.

RESULTS OF OPERATIONS

    FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER
     31, 1996.

    Revenues for the fiscal year ended December 31, 1997 were $20,757,423, a 9.67% increase over year revenues of $18,927,369. This increase was due to greater acceptance of product lines in the market, increased market share from the independent retail stores, increase in residential real estate sales and expansion of the export market coupled with the improving economic climate in North America.

    Gross profit for the Company for the fiscal year ended December 31, 1997 was 35.69% of sales, an improvement as compared to the fiscal year ended December 31, 1996 which was 35.00%. This positive change can be attributed to higher prices, more efficient buying practices and a higher mix of sales to the independents and an increase in sales to independent retail stores.

    Selling expenses for the Company decreased by 4.76% in the fiscal year ended December 31, 1997 as compared to the fiscal year ended December 31, 1996. This decrease is attributable primarily to a reduction in freight costs and warehouse wages.

    General and administrative expenses for the Company increased by 9.37% in the fiscal year ended December 31, 1997 as compared to the fiscal year ended December 31, 1996. In 1996, management payroll was reduced as part of a cost reduction plan.


    Rosedale develops wallpaper and fabric books which are created for each collection and sold through distributors. The majority of expenditures for the creation of these books are incurred in the quarter before the launch of the collection. Some expenditure is incurred as early as six to eight months in advance. Revenues generated from the sale of books are netted from the costs incurred in the same period and the net amount is shown on the income statement. Because expenditures are made in the quarter before the launch, there is not always a matching of revenues and expenses e.g. costs for a January launch would be recorded the last quarter of the fiscal year, whilst the revenue would be recorded in the following year. The Company ensures that there are firm orders on hand from customers before significant expenditures are incurred to produce the books. Therefore, there are no speculative risks in their production. Book development costs for the fiscal year ended December 31, 1997 was $189,566 compared to a recovery of ($278,079) for the same period last year. This is attributable to delays in the launching of certain collections during 1997.


    Design studio expenses for the Company decreased $72,576 to $826,796 for the fiscal year ended December 31, 1997 versus the same period last year. This reduction is attributable lower staff requirements as a result of the implementation of the CAD/CAM design computer system for the studio. Prior to the implementation of the CAD system, all coloring of new designs and color changes to existing designs as well as the creation of non sophisticated designs were done manually. This process required approximately 10 designers (4 full time and 6 free lance). With the CAD system, the whole process will be computerized requiring only three designers (2 full time and 1 freelance).


    Income from operations increased $393,385 to $1,306,002 for the fiscal year ended December 31, 1997 versus the prior year. This increase in income from operations is directly a result of continued sales growth and improved margins coupled with strict cost control.. In addition, for fiscal 1997, the Company revised its estimate of the useful lives for cylinders and related design costs extending the amortization period to five years from three years on a straight-line basis.


    This change was necessary to more accurately reflect the estimated useful lives of the cylinders and related design costs. As the result, the current year's amortization charge was reduced by approximately $480,000.

    Interest expense for the Company for the fiscal year ended December 31, 1997 decreased 10.84% to $209,403 from $234,865 for the fiscal year ended December 31, 1996. This decrease in interest expense is directly attributable to lower interest rates and the offset of interest earned on the mortgages.

    Insurance premiums on life insurance policies taken out by the Company on the lives of three of its executives have been presented below operating income because of the magnitude of the premiums. Premium expense for the fiscal year ended December 31, 1997 decreased 1.50% to $188,963 from $191,845 reflecting an increase in the capitalization of premiums to the cash surrender values of the life insurance policies.

    Net income for the fiscal year ended December 31, 1997 was $799,8288 as compared to $423,571 for the fiscal year ended December 31, 1996 an increase of $376,257 or 88.83%. $174,202 or 46.30% of this increase pertains to a cumulative effect of a change in accounting principle for book development and design costs. In 1997, the company changed the accounting principle for recognition of book development and design costs from a full write-off to a deferral over three years. The subsidy represent the discount between the costs of the sample books and the price at which they are sold to major retailers. The company considers that it is more appropriate to recognize the production of sample books of wallpaper as an asset, as there is enduring value which should be recognized over the life of the collection. The balance of the increase in net income of 53.70% is attributable mainly to the following factors:

    - A change in the useful life for cylinders and related design costs from three years to five years.

    - deferral of expenses relating to book development, and design costs for launches of collections in the following year.

    - higher prices for product lines

    - better mix of sales

    - stricter cost control

    FISCAL YEAR ENDED DECEMBER 31, 1996, COMPARED TO FISCAL YEAR ENDED DECEMBER
     31, 1995

    Revenues for the fiscal year December 31, 1996 were $18,927,369, a 2.02% increase over the prior year revenues of $18,552,166. This marginal increase is a direct result of a turnaround in the Canadian economy resulting in a larger volume of sales to independent retail stores.

    Gross profit for the Company for the fiscal year ended December 31, 1996 was 35%, a 2.44% decrease as compared to the prior year which was 37.44%. This decrease is attributable to clearance sales of old collections and overstocks and a reduction in sales to the United States in 1996 which are at higher margins

    Selling expenses for the Company decreased by 10.72% to $2,437,567 for the fiscal year ended December 31, 1996 from $2,730,318 for the fiscal year ended December 31, 1995. This decrease in selling expenses is attributable to stricter cost control and consolidation of sales territories.

    General and administrative expenses for the Company decreased by 15.91% from $2,382,302 to $2,003,119 in the fiscal year ended December 31, 1996 as compared to the fiscal year ended December 31, 1995. This significant decrease in general and administrative expenses is attributable to a reduction in management payroll as part of a cost reduction plan, a $441,200 reversal in unpaid management bonuses from 1993 and stricter costs controls.

    Book development recovery for the fiscal year ended December 31, 1996 provided income to the Company of $278,079, an increase of $97,840 in recoveries over the same period for the prior year. This increase was due to increased sales and improved timing and launches of collections.

    Income from operations increased $483,182 in fiscal 1996 from $429,435 to $912,617, an increase of 112%. As a percentage of sales, income improved to 4.82% as compared to 2.31% for 1996. The increase is as direct result of sales growth and improved growth margin.


    Interest expense decreased $523,795 in fiscal 1996 from $758,660 in fiscal 1995 to $234,865 in fiscal 1996. In 1995, approximately $519,000 was either paid or accrued in the financial statements as interest expense on the loans taken out with the Laurentian Bank of Canada to fund premiums on $22,000,000 of life insurance taken out by the Company on the lives of two key executives and one shareholder. In 1996, the unutilized portion of these loans which were previously invested in term deposits were collapsed and the proceeds used to pay down the loans. This resulted in a significant reduction in interest expense.


    Insurance premiums increased marginally by $1,258 from $190,587 to $191,845. These premiums represent the estimated annual expense portion of the premiums on the insurance policies on the lives of two executives and one shareholder.

    Net income for 1996 was $423,571 compared to a loss of $572,890 for 1995. This significant turnaround is directly attributable to increased sales especially to independent retail stores resulting from an improved economic climate in North America, high prices and more efficient buying practices. In addition, strict cost control and the reduction in interest expense assisted in the Company being able to achieve this turnaround.

LIQUIDITY AND CAPITAL RESOURCES

    In fiscal 1995, the Company had a net increase in cash of $30,139 from operations which represented the residual balance from bank borrowings. The Company continued to acquire inventory in the amount of $1,183,734 financed primarily from an add back of amortization of $595,176 and collections of accounts receivable of $754,099. Bank indebtedness increased by $1,914,752, which was used to purchase capital equipment of $902,570 and inventory of $1,183,734 and to pay trade payables in the amount of $460,691.

    In 1996, the Company used net cash in operating activities of $27,194. The principal source of cash was from net income of $423,571, a decrease in inventory of $676,507 and an add-back of amortization of $651,143. The Company purchased capital equipment of $871,703 which was financed primarily from loans from directors of $510,298, long-term debt of $510,414 and proceeds from bank indebtedness of $410,106. During the year the Company negotiated special payment terms with certain major suppliers and implemented strict budgetary and financial controls. As a result, the company was able to pay down suppliers in the amount of $1,299,429. As a result although receivables increased $487,558, the Company was able to increase cash by $464,297.


    The Company used cash of $637,168 in operating activities for the fiscal year ended December 31, 1997 as compared to the fiscal year ended December 31, 1996 when it generated cash of $464,297. Cash was used principally for product costs, $572,655, accounts receivable, $964,145, inventory $1,222,626, property plant and equipment, $945,933 and financing two mortgages in the amount of $415,044 held by related companies. The principal source of cash was from net income--$799,828, add-back of amortization, $572,655 and account payable, $1,549,646. Net cash provided from financing activities fiscal 1996 was $833,533 which was provided by proceeds from bank indebtedness--$520,267, proceeds from long-term debt, $134,616 and loans from the directors, $135,634.


    The Company has secured credit arrangements with the National Bank of Canada in the amount of Cdn.$7,910,000. Of this amount, Ontario has Cdn.$2,750,000 by way of a demand operating loan and Cdn.$1,250,000 by way of line of credit, Cdn.$25,000 by way of Business Mastercard and Rosedale has Cdn.$3,500,000 by way of an operating loan and/or letters of credit on a revolving demand loan agreement, Cdn.$250,000 by way of an operating loan bulge, Cdn.$110,000 by way of a standby Letter of Credit and Cdn.$25,000 by way of Business Mastercard. The credit facilities bear interest at rates varying between the bank's prime rate and prime plus 1.5%. All borrowings are collaterized by the assets of the Company. Ontario has guaranteed the Rosedale debt up to a maximum of Cdn.$750,000 and Rosedale has guaranteed the Ontario debt up to Cdn.$500,000. Since the loans are cross-guaranteed by the foregoing parties, if either Ontario or Rosedale defaults on their obligations, the National Bank may call its loan against the other, or both. The leases on the various Queen Street properties have been cross-guaranteed by Ontario up to an aggregate of Cdn.$1,059,000.



    During the fourth quarter of 1997, the Company entered into an agreement with the National Bank of Canada ("National Bank") whereby the Company contracted to sell at pre-determined exchange rates to the National Bank, Foreign Forward Exchange Contracts (i.e., "Future Contracts"). The settlement dates of the Future Contracts commence April 1, 1998.



    The Company's strategy was to sell such contracts in order to hedge itself against fluctuations that might arise between the United States and Canadian dollars. The Company purchases these hedges to protect the gross margin as the Company's purchase and sales prices are fixed for the period covered by these exchange contracts. In selling such contracts, the Company could suffer the risk that during the applicable period of the contract, the Canadian dollar could lose value against the United States dollar. As the contracts are settled, the related gains or losses, if any, will be reported in the statements of financial position and income. The Company does not hold or issue financial instruments for trading purposes.



    Since these contracts are from April 1, 1998 through December 31, 1998, there is no impact on the financial statements for the period ended December 31, 1997. There are no contracts outstanding with maturities beyond one year. As of December 31, 1997, the aggregate face value of these contracts was $6,970,000 U.S.



    The Company will receive net proceeds of this Offering in an amount estimated to be $4,132,500. The Company believes that the net proceeds of the Offering, coupled with income from operations and the credit facilities of Ontario and Rosedale will fulfill the Company's working capital needs for at least the next two years. As the Company continues to grow, bank borrowings, or other debt placements and equity offerings may be considered, in part, or in combination, as the situation warrants.

                                    BUSINESS

HISTORY OF THE COMPANY

    The Company commenced operations as a single retail store, Ontario Paint & Wallpaper Limited, in 1913 and has operated as a family owned business since its inception. The focus of the business during its early years was the sale of paint to homeowners and major contractors. The retail store is still in operation in its original location and has become a Toronto landmark. In the early 1970's, Ontario Paint & Wallpaper Limited diversified into wallpaper distribution. In 1981, the Company's Rosedale subsidiary commenced operations under the name Desart Wallcoverings Inc. In 1988, Desart Wallcoverings Inc. changed its name to Rosedale Wallcoverings Inc. and in 1995 the name was changed to Rosedale Wallcoverings & Fabrics Inc. Over the years, the Company has become one of the largest independent wholesale wallpaper distributors in Canada. In the early 1990's the Company continued to diversify by designing wallcovering collections for distribution in Canada, the United States, Europe, South America and Asia.

    On May 14, 1997 the Company was formed by the shareholders of Rosedale and Ontario for the purpose of consolidating the business of the two subsidiaries.

GENERAL

    The Company, through its two wholly-owned subsidiaries, Ontario and Rosedale, designs, markets and distributes residential wallcoverings and designer fabrics. The Company also operates a retail paint and wallpaper store located in downtown Toronto, Canada which has been in continuous operation since 1913. The Company's products include wallpaper and wallpaper borders (which are collectively referred to as wallcoverings), designer fabrics and paint.

    The Company designs wallcovering and designer fabric collections that it distributes under its own brand names. Wallcoverings and fabrics sold under Company brand names are manufactured for the Company on an outsource basis by third party manufacturers. In addition to selling its own brand name wallcoverings and fabrics, the Company is also a wholesale distributor of wallcoverings designed and manufactured by other manufacturers. Wholesale distribution of other manufacturers' wallcoverings is done through the Company's Ontario subsidiary. Design and distribution of Company brand wallcoverings is accomplished primarily through its Rosedale subsidiary and to a lesser extent through its Ontario subsidiary.

    The Company's Rosedale subsidiary has received a number of industry recognized awards. Since 1994, the Rosedale subsidiary has been received the "Estate Award for Excellence in Wallcovering Design" on four separate occasions. This award is presented by a leading trade publications and is given in recognition of wallcovering collections that exhibit outstanding design characteristics. In addition, Rosedale has received the "Hot Line Elite" award on numerous occasions which is presented by another leading trade publication to the wallcovering producer whose collections have been cited by independent retail stores throughout the United States as top sellers. Rosedale has also twice been named "Supplier of the Year" by its largest distributor, The Blonder Company, most recently in 1997. Rosedale achieved the honor of being The Blonder Company's supplier of the year twice despite the fact that its collections represent only approximately 5% of the total wallcovering collections offered by The Blonder Company in each year.

    Sales of Company Name Brand wallcoverings accounts for approximately 54% of the Company's total revenues and wholesale distribution of wallcoverings under non-company brand names accounts for approximately 29% of the Company's total revenues. Sales of designer fabrics accounts for approximately 12% of the Company's revenues and the Company's retail paint and wallpaper store generates approximately 5% of the Company's annual revenues.

    The Company distributed approximately 26 Company brand wallcovering and fabric collections to approximately 10,000 to 20,000 retail wallpaper and paint stores worldwide in 1996. In addition, the

Company's Ontario subsidiary distributed approximately 47 non-Company brand wallcovering collections to approximately 1,700-2,000 home decorating stores in Canada in 1996.

    The Company believes that its product mix of wallcoverings, designer fabrics and paints, along with its newer offerings of floor coverings and ceiling tiles presents significant cross marketing opportunities. Rosedale has recently introduced wallcovering and fabric sample books that include coordinated carpets and area rugs, a first in the industry.

COMPANY BRANDS

    The Company designs and distributes approximately 10 different lines of wallcoverings and fabrics sold under the Company's own brand names each year. A variety of wallcovering and fabric collections are sold under each of the Company's brand names. Each wallcovering collection sold by the Company consists of a variety of coordinated wallpapers, borders and fabrics. Collections take approximately twelve months to develop and are generally available in the marketplace for a minimum of 2 years after launch. The Company's Rosedale subsidiary designs and distributes 6 wallcovering collections and 2 fabric programs per year, sold under 5 brand names, and the Ontario subsidiary designs and distributes 2 wallcovering collections per year, sold under 2 brand names. Such products are distributed to approximately 10,000 to 20,000 retail stores and interior designers worldwide.

    Wallcovering and designer fabric collections are developed by the Company's design staff using a variety of color schemes to create thematically consistent collections. Each collection is tailored to fit the particular target market for the brand name for which the collection is being created. The Company's management, design, marketing and sales staff approve collections for production based upon their assessment of the commercial potential of those collections in each of the Company's target markets.

    Each of the Company's subsidiaries maintains its own design studio and creative staff. Rosedale's design studio is located in its Concord, Ontario facility. Recently, the Company's Rosedale subsidiary installed a state of the art computer aided design (CAD) system, with two workstations, for the creation and coloring of wallcovering and fabric designs. The system provides Rosedale's design staff with the ability to produce a wide variety of designs and color schemes and has reduced the time required for producing finished designs. The Company's Ontario subsidiary maintains a design studio and staff in London, England.

    Company brand name wallcoverings and fabrics include; Rosedale, Cambridge Studios, Hamilton House, Kingsway Fabrics, Concord and Ridley Nash. The Company's brand name wallcoverings and fabrics are targeted for middle and upper middle income consumers and to the high end interior designer market where the Company's wallcoverings can compete based upon quality and design. The Company does not design wallcovering and fabric collections for the lower end of the market where competition is based primarily upon price.

    The Company's Rosedale and Cambridge Studios brands were established in 1987 and 1993, respectively, and are designed and marketed by the Company's Rosedale subsidiary. The Concord and Ridley Nash lines of wallcoverings were established in 1992 and 1995, respectively, and are designed by the design staff of the Company's Ontario subsidiary. The Company produces approximately 8 different lines of wallcoverings under its Rosedale, Cambridge Studios, Concord and Ridley Nash brands each year. Wallcovering collections sold under all four brand names are targeted to middle to and upper middle income consumers.

    The Company's Hamilton House brand, which was introduced in 1995 by the Company's Rosedale subsidiary in order to provide the Company with a brand which is specifically designed for the interior design market and decorator boutiques. With the addition of the Hamilton House brand line of wallcoverings, Rosedale's product mix was expanded to cover all major price categories from the middle level market through to the high end interior designer market.

    The Concord and Ridley Nash brands were established by the Company's Ontario subsidiary to provide Ontario with its own brand name of wallpaper products for introduction into the United States market. Both brands are created in London, England by the Company's design staff. The Company designs and distributes one wallcovering collection per year under each brand name. Both lines of wallcoverings are targeted for middle to upper income consumers.

    The Company's various brands enable the Company to take advantage of the changing nature of the North American wholesale distribution business, including the growth of large national distributors as well as the trend towards consolidation amongst the smaller regional distributors, and to broaden its product mix to cover all major price categories with the market with the exception of the low margin, mass merchant business.

    DECORATIVE FABRICS AND FLOOR COVERINGS

    As part of the Company's growth strategy, its Rosedale subsidiary has recently expanded its product lines to include coordinated products, namely decorative fabrics, soft window treatments and floor coverings. The Company's decorative fabric products are sold under the Kingsway Fabrics brand name and are intended to be utilized by consumers for draperies, upholstery and bed coverings. The expansion into the coordinated fabric market has been undertaken in order to take advantage of the tremendous trend towards coordinated selling in the home decorating industry. These changes encompass the way that products are introduced into the market as well as the nature of consumer buying habits.


    Designer fabrics represent approximately 12% of Rosedale's annual revenues. Rosedale designs and markets two fabric collections per year which are coordinated with its wallcovering collections. Recently, Rosedale has added coordinated area rugs and runners to complement its wallcovering and fabric offerings.


    The Company believes that offering a combination of wallcoverings, decorative fabrics and floor coverings provides significant opportunities for cross merchandising of the Company's products. This in turn opens other markets for the Company's product lines. For example, by offering coordinated lines of wallcoverings, fabrics, and floor coverings, consumers looking to purchase wallcoverings will be exposed to the Company's designer fabric and floor covering lines. The Company believes that it is now able to offer consumers a complete home decorating package. The end result being that the Company's products are saleable to a wider variety of retail stores and consumers.

    THIRD PARTY MANUFACTURING

    Company brand wallcoverings are manufactured for the Company by wallcovering manufacturers in the United Kingdom, Canada and the United States. The Company's Rosedale and Cambridge Studios lines of wallcoverings are manufactured in the United Kingdom by Borden Wallcoverings Ltd. ("Borden") and Zen Wallcoverings Ltd. ("Zen"). Borden manufacturers the majority of the Company's wallcoverings and has been a contract manufacturer with the Company since 1985. The Company's Hamilton House brand is manufactured in the United States by Hawthorne Wallcoverings. The Company's wallcoverings are also manufactured in Canada by Blue Mountain Wallcoverings Ltd. and Sunworthy Wallcoverings Inc.

    Designer fabric collections designed by the Company and sold under the Kingsway Fabrics brand name are manufactured in the United States by two manufacturers, Santee Print Works Ltd. ("Santee") and New London Textiles, Inc. ("New London").

    The Company generally enters into contracts with its manufacturers to produce its designs to the Company's specifications on a "make and ship" basis which means that the manufacturers hold no inventory of the Company's products. The Company's products are manufactured on a pattern by pattern basis. The terms and conditions of production are outlined by the Company in written instructions provided to the manufacturers for each new design that the Company produces. The Company maintains the exclusive copyrights to each of its designs and the manufacturers do not have rights to sell the Company's designs unless permitted by the Company.

    WHOLESALE DISTRIBUTION OF WALLCOVERINGS MANUFACTURED BY THIRD PARTIES

    The Company, through its Ontario subsidiary is a wholesale distributor of wallcoverings designed and produced by manufacturers located in the United Kingdom and Canada. The Company markets wallcovering collections produced by third party manufactures under each manufacturer's brand names. The Company has distribution agreements with John Wilman Limited ("John Wilman") and Vymura International PLC ("Vymura"), located in the United Kingdom, and with Norwall Group Inc. ("Norwall"), located in Canada. The Company's distribution agreements with John Wilman, Vymura and Norwall provide the Company with the exclusive Canadian distribution rights for each manufacturers' wallcovering lines. The Company believes that its position as one of the few remaining distributors not owned by a manufacturing facility, makes it an attractive distributor to manufacturers that do not want to sell their products to competitive manufacturers for distribution.

    NEW PRODUCTS

    The Company intends to expand the products offered by its Ontario subsidiary to include a line of retro art decorative ceiling tiles for commercial and residential customers. The decorative ceiling tiles are designed to fit into standard suspension ceiling frameworks and are embossed with designs that emulate ceilings found in many turn of the century buildings. This provides commercial and residential customers with the ability to add victorian style ceilings to their decor. The Company believes that its decorative ceiling tiles will be attractive to commercial users, such as restaurants looking to recreate the look of the late 1800's.

    RETAIL OPERATION

    The Company's retail operation, Ontario Paint & Wallpaper, has been in continuous operation since 1913 and the store has become a landmark in metropolitan Toronto. The retail store sells Benjamin Moore paints and related sundry products, including wallcoverings to customers ranging from individual homeowners to large industrial accounts. The store offers a full line of wallcoverings, include all brands distributed by the Company. The majority of Ontario Paint & Wallpaper's paint sales are made to local movie studios for set designs and to commercial customers for apartment and office buildings. Sales to commercial customers have been growing steadily over the past two years. The retail store is the largest single source distributor of Benjamin Moore Paints in Canada.

    The retail store offers special services to attract and maintain commercial customers. The store maintains detailed records of paint purchases by commercial customers. Commercial customers that have purchased paint in the past can order additional paint simply by telephoning the store and indicating which area of their building requires paint. The store manager then retrieves the stored information about the building, selects the correct paint colors for the commercial customer and then delivers the paint to the customer. In addition, the Company has a portable paint scanner which provides retail store employees with the ability to visit a building and scan the building's paints and return to the store where the scanned information is transferred to a paint mixer which then mixes matching paint colors.

    The paint store is also the setting for a monthly home decorating television show which is broadcast from the store. The television show is hosted by City T.V., and provides practical advice on home painting and repairs. The television show is taped from the store in front of a live audience. In June 1997, the retail store also began presenting bi-monthly seminars for homeowners providing elementary to advanced instruction on various painting techniques. The seminars are conducted in conjunction with a local TV personality. The program has been quite successful with all classes being oversold.

MARKETING AND DISTRIBUTION (COMPANY BRANDS)

    The Company distributes its brand name wallcoverings and fabrics in the United States and Canada through regional and national distributors. The Company appoints a single distributor to a particular geographical area and their territories generally do not overlap. The Company does not maintain formal distribution agreements with its distributors, as is the custom in the industry. It is understood and common practice in the industry that neither the distributor nor the manufacturer is obligated to maintain a relationship other than on a collection by collection basis. It is the Company's policy that each of its distributors is obligated to purchase every collection the Company markets or forfeit its right to be a Company distributor.

    In addition the Company sells directly to selected large national and regional retail chains and specialty stores that specialize in the sale of wallcoverings and designer fabrics.

    The Company markets and promotes its products through the distribution and sale of sample books. The Company prepares a sample book for each of its Company brand collections of wallcoverings and fabrics designs. The majority of the sample books prepared by the Company contain partial sheets of wallpaper, coordinated borders and fabrics. Recently, the Company has added coordinated floor coverings to its sample books. In addition, sample books contain photographs of model room settings demonstrating how the Company's wallcoverings, coordinated designer fabrics and floor coverings look in simulated home environments. By offering coordinated wallcoverings and fabric collections in its sample books, the Company is able to have its entire product line shown to a wider variety of end users. The Company also produces sample books which contain only designer fabric samples which it distributes to fabric wholesalers. In 1996, the Company distributed over 80,000 Company brand wallcovering sample books and 12,000 Company brand designer fabric sample books.

    The number of sample books that the Company prepares for any given collection is determined based upon orders from the Company's distributors. The distributors inform the Company how many books they will require for each collection and the Company produces the sample books. The Company does not produce sample books unless a distributor has requested them. The Sample books are sold to distributors and the distributors, in turn, place the sample books with retail and interior design customers who ultimately sell the Company's products to consumers. In addition to purchasing the Company's sample books, each distributor is also required to purchase inventory for each pattern in each collection.

    It takes between 10 to 12 months from the time that the Company approves designs for a collection to the shipping of sample books for that collection. Recently, the Company's Rosedale subsidiary began producing preview copies of its sample books using its in house computer aided design ("CAD") system. This allows Rosedale to preview its collections to distributors and to make changes to its collections based upon feedback from distributors before the final printing of sample books. This has resulted in a large cost saving to the Company. Rosedale believes that this innovation will also allow it to more specifically tailor its collections and sample books to consumer trends in the markets on a more timely basis.

    CANADIAN DISTRIBUTION

    The Company sells approximately 45% of its wallcoverings and fabrics in Canada through its Ontario subsidiary. The balance of its sales are through regional distributors and national chains such as Color Your World and Sears Canada. Regional distributors include Crown Wallcoverings, the largest distributor to the Canadian interior design market, Images Wallcoverings and Odyssey. Images Wallcoverings Ltd. and Odyssey Designs Inc., both are distributors located on the west coast of Canada.

    UNITED STATES DISTRIBUTION

    Approximately 49% of the Company's wallcovering sales are made in the United States. Distribution of the Company's wallcoverings in the United States is done through sales to national and regional distributors as well as sales to large retail wallpaper chains. Regional distributors in the United States include Walltrends, Hunter & Co., Key Wallcoverings, G&W Distributors, Fashion Wallcoverings, Atlas Wallcoverings, Eisenhardt Wallcoverings and Aztec. National distributors include The Blonder Company, which distributes the Company's Cambridge Studios brand, and Seabrook Wallcoverings, which distributes the Company's Hamilton House line of wallcoverings.

    The Company also sells directly to retail chains in the United States which include Wallpapers to Go, Sherwin Williams, Gardener Wallcoverings, Horners and Tretiaks.

    In 1993, Rosedale embarked on the development of a separate distribution network of wholesalers throughout North America for the purpose of distributing its decorative fabrics. The Company designer fabrics are sold by approximately ten independent salespersons who also sell products produced by other fabric companies. The other fabrics sold by these salespersons generally do not compete directly with the Company's designer fabrics in either look or price points. The salespersons are compensated on a commission only basis. The Company does not have contracts with any of these salespersons.

WALLCOVERING MARKET

    Over two billion rolls of wallcoverings were sold worldwide in 1994, with over 161 million rolls sold in Canada and the United States and over 500 million rolls of residential wallcoverings were sold in Europe during the same period. Sales of wallcoverings tend to have a direct relationship to the level of home renovations and the economy in general, but have lesser relationship to new housing starts.

    The Company competes primarily within the residential wallcovering segment of the home decorative industry, which is a sector of the building supplies industry which caters to the do-it-yourself market. Currently the wallcovering segment is fragmented, comprised of, many small and medium sized companies with no single large company dominating the market. Management believes that several of the companies within this segment may consider consolidation and may be acquisition targets for the Company in the future, although there can be no assurances that the Company will be able to identify such acquisition target and consummate an acquisition on terms that are acceptable to the Company.

    The Company believes that homes built prior to 1980 account for approximately 86% of the U.S. housing market. As a result, many of these homes may warrant renovations. With the bulk of the United States population entering the post-40 age group, the U.S. Census Bureau estimates that by the year 2000 home ownership will increase to 70% from 66% in 1996. Based upon 1997 economic data the U.S. Census Bureau predicts that domestic housing will continue to rise by at least 1 million homes per year through the year 2000.

    The trend at the distribution level of the industry has been towards a market characterized by fewer distributors with higher distribution volumes. The Company has developed strong relationships with independent regional distributors. The Company is also well positioned to take advantage of growth in mass merchandising through its relationship with its national distributors and large retail chains. In addition, the Company hopes to penetrate alternative fabric markets such as apparel and soft goods industries.

PATENTS AND TRADEMARKS

    The Company trademarks the names of each of its collections and brand names. In addition, the Company copyrights designs created for its Company brand wallcovering and fabrics.

GOVERNMENT REGULATION

    The Company is subject to various Canadian regulations relating to health and safety standards applicable warehouse operations. The Company must comply with Canadian federal regulations administered by the Workman's Compensation Board, relating to worker safety issues in its warehouse facility.

Although the cost of compliance with such regulations is not material, changes to existing regulations may have a material adverse effect on the Company's business and result of operations. The Company is also subject to U.S. Federal Regulations relating to imports of goods and the North American Free Trade Agreement on its products that it exports to the United States. Although the cost of compliance with such regulations is not material, changes to existing regulations may have a material adverse effect on the Company's business and result of operations.

EMPLOYEES

    As of October 9, 1997, the Company employs 64 (62 on a full time basis) persons, which includes 8 senior executives, 18 sales staff persons (16 full time, 2 part time), 8 designers, 17 support staff persons and 13 warehouse workers. The Company has no unionized employees and believes that its relationship with its employees is satisfactory.

PROPERTIES AND FACILITIES

    The Company leases facilities in Concord, Ontario for each of its subsidiaries. The Company leases an approximately 78,000 square foot facility for its Ontario subsidiary. The lease was amended July 13, 1995 and expires on October 31, 2004 with an annual base rent of Cdn. $260,027. The building houses Ontario's executive offices, warehouse and showroom. The Company leases a 47,000 square foot facility for its Rosedale subsidiary. The lease for the Rosedale facility runs through October 31, 2004 and has a base annual rent of Cdn.$176,640. The Rosedale subsidiary houses its design facilities, executive offices, warehouse and showroom. Management believes that this space is adequate for its design and warehouse needs in the foreseeable future. Management also believes that there is ample room for expansion in the future.

    The Company also leases space for its retail paint store, located in downtown Toronto, from a company owned by Alan Fine, Chief Executive Officer of the Company, and Sid Ackerman, the Company's President. The lease calls for rental payments in the amount of Cdn. $24,000 per annum, plus general sales taxes, payable in equal monthly instalments of Cdn. $2,000. The lease is for a one year term, automatically renewable from year to year unless terminated in writing by either the landlord or the tenant on 30 days written notice. See "Certain Transactions."

LEGAL PROCEEDINGS

    The Company is involved in legal proceedings with Revenue Canada. The Revenue Canada proceeding involves the Company's challenge to a Revenue Canada decision to disallow a business loss deduction taken by Rosedale for losses it incurred when attempting to create a startup company in California. Rosedale started the California company in 1992 to make window blinds as an adjunct to its wallcovering and fabric business. The California company's growth did not meet the Company's expectations and subsequently was sold in 1994. Rosedale claimed losses incurred during the operation of the California business as a business loss deduction on its 1994 tax return. Revenue Canada allowed the deduction as a capital loss only. Rosedale has filed a formal notice of objection to Revenue Canada's classification of the deduction. In the event that Revenue Canada's decision is upheld, Rosedale would be required to pay $664,000 plus interest to satisfy its tax obligation. The Company believes that it has a meritorious defense and is working to try to settle the matter. The Company is not aware of any other material legal proceedings pending or threatened against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the Directors and Executive Officers of the Company:

NAME                              AGE                             POSITION
-----------------------------     ---     ---------------------------------------------------------
Alan Fine....................         52  Chief Executive Officer and Chairman of the Board
Sidney Ackerman..............         52  President and Director
Norman G. Maxwell............         49  Chief Financial Officer, Operations Manager and Director
Sheldon Isenberg.............         54  Treasurer, Corporate Secretary and Director
Ken Page.....................         36  Nominated Director

    Set forth below is a biographical description of each director and executive officer of the Company based on information supplied by each of them.


    Alan Fine has served as the Chief Executive Officer and Chairman of the Board of the Company since its inception in May 1997. In 1982, Mr. Fine founded Rosedale Wallcoverings & Fabrics Inc. and has served as the President of Rosedale Wallcovering & Fabrics, Inc. since 1987. Mr. Fine has also served as the Secretary for Ontario Paint & Wallpaper Ltd since 1978. From 1972 to 1977 Mr. Fine was the Manager of Wallpaper Distribution for Ontario Paint & Wallpaper Ltd.



    Sidney Ackerman has served as the President of the Company since its inception in May 1997. In 1971, Mr. Ackerman was responsible for the development of Ontario Wallcoverings which became the wallpaper distribution arm of Ontario Paint & Wallpaper Ltd. In June 1978, Mr. Ackerman was elected Director and Treasurer of Ontario Paint & Wallpaper Ltd. Since 1994, Mr. Ackerman has served as the President of Ontario Paint & Wallpaper Ltd.


    Norman G. Maxwell has been Chief Financial Officer and Operations Manager of the Company since its inception in May 1997 and has served as a director of the Company since May 1997. Prior thereto, since 1992, Mr. Maxwell has served as the Vice President of Finance with Ontario. From 1989 to 1992, Mr. Maxwell served as the Comptroller of Ontario. Mr. Maxwell has been in the wallcovering industry for over 20 years and has been a Certified Management Accountant since 1977.

    Sheldon Isenberg has served and the Company's Treasurer, Corporate Secretary and Director since May, 1997. Prior thereto, from 1992 to 1997 Mr. Isenberg was the General Manager, Wallpaper Manufacturing for the Company's Rosedale subsidiary. Mr. Isenberg completed the Chartered Accounting Course at Queen's University in 1964 and prior to joining the Company, he worked for a national apparel manufacturer where he attained the position of Executive Vice President.

    Ken Page has agreed to serve as director of the Company following completion of the Offering. Since 1992 Mr. Page has been a partner of the law firm of Page Hill in Toronto, Ontario, Canada. Mr. Page graduated from the University of Western Ontario with an LLB in 1986 and was admitted to the bar in Ontario 1988.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors intends to establish a Compensation Committee and an Audit Committee within 90 days of the Effective Date.

    The Compensation Committee will consist of at least two directors who are not salaried officers of the Company. The purpose of the Compensation Committee is to review the Company's compensation of its executives, to make determinations relative thereto and to submit recommendations to the Board of

Directors with respect thereto. The Compensation Committee will also select the persons to whom options to purchase shares of the Company's Common Stock under the 1998 Stock Option Plan will be granted and to make various other determinations with respect to such Plan.

    The Audit Committee will consist of at least two independent Directors. The purpose of the Audit Committee is to provide general oversight of audit, legal compliance and potential conflict of interest matters.

COMPENSATION OF DIRECTORS

    The Company has not paid compensation to any director for acting in such capacity. The Company is currently reviewing its policy on compensation of outside directors and may pay outside directors in the future.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by the Company during each of the last two fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who earned in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                                                        OTHER
                                                              --------------------     ANNUAL
                                                     YEAR     SALARY($)  BONUS($)   COMPENSATION
                                                   ---------  ---------  ---------  -------------
NAME AND PRINCIPAL POSITION
-------------------------------------------------
Alan Fine(1).....................................       1997    173,360     --            7,020
Chief Executive Officer                                 1996     41,068   121,003         8,582
                                                        1995    195,250   67,755         11,635
                                                        1994    163,994     --           11,692

Sidney Ackerman(1)...............................       1997    173,360     --            9,595
President                                               1996     41,068   121,003         8,621
                                                        1995    195,250   67,755          6,898
                                                        1994    163,994     --            4,254

------------------------

(1) Reflects total compensation received from both the Company's Ontario and Rosedale subsidiaries.

EMPLOYMENT AGREEMENTS

    On the Effective Date, Alan Fine and Sidney Ackerman will both have five year employment agreements with the Company. Alan Fine will be retained as Chief Executive Officer of the Company at an annual salary of $160,000. Sidney Ackerman will be retained as President of the Company at an annual salary of $160,000.

    The employment agreements with Alan Fine and Sidney Ackerman provide that upon the death of any of the two employees that three years full salary will be paid to the employee's estate in a lump sum payment. They also provide for reimbursement of reasonable business expenses.

    Alan Fine and Sidney Ackerman are entitled to bonuses of up to $10,000 each based on achieving sales, profitability and good management goals as predetermined by the Board of Directors or compensation committee and other subjective criteria as determined by the Board of Directors or Compensation Committee.

    Alan Fine and Sidney Ackerman shall each receive $20,000 per year additional compensation including car allowance, insurance and retirement savings matched contributions by the Company and such other perquisites.


    Upon the resignation, or exercise of retirement option upon reaching the age of 60, the Company shall pay the employee a lump sum resignation allowance of three years salary plus equivalent in benefits. Based upon any wrongful termination of either Alan Fine or Sidney Ackerman, the Company shall pay the employee a lump sum resignation allowance of 5 years salary and equivalent in benefits.


    In the event that there is a change in control of the Company, through an acquisition where any person acquires more than 50% of the shares of the Company, an amalgamation, consolidation or merger with another corporation resulting in at least 50% of the voting shares of the surviving corporation being controlled by a new acquirer or the sale directly or otherwise of all of the assets of the Company to a third party in a non-distress situation, then the Company shall pay to Alan Fine and Sidney Ackerman a lump sum payment equal to the sum of one and one-half times their respective annual salaries paid or payable in respect of the most recently completed fiscal year.


STOCK OPTION PLAN



    The Company has adopted a Stock Option Plan (the "1998 Plan"), pursuant to which 750,000 shares of Common Stock are reserved for issuance.


    The 1998 Plan will be administered by the Compensation Committee or the board of directors, who determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of the options and the option exercise price.


    The 1998 Plan is for a period for ten years. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. Options granted under the 1998 Plan may be exercisable for up to ten years, may require vesting, and shall be at an exercise price all as determined by the board. Options will be non-transferable except to an option holder's personal holding company or registered retirement savings plan and are exercisable only by the participant during his or her lifetime.


    If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for three months from such occurrence but not beyond the option's expiration date. Other termination gives the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

    Options granted under the 1998 Plan, at the discretion of the compensation committee or the board, may be exercised either with cash, Common Stock having a fair market equal to the cash exercise price, the participant's personal recourse note, or with an assignment to the Company of sufficient proceeds from the sale of the Common Stock acquired upon exercise of the Options with an authorization to the broker or selling agent to pay that amount to the Company, or any combination of the above.

    The exercise price of an option may not be less than the fair market value per share of Common Stock on the date that the option is granted in order to receive certain tax benefits under the Income Tax Act of Canada (the "ITA"). The exercise price of all future options will be at least 85% of the fair market value of the Common Stock on the date of grant of the options. A benefit equal to the amount by which the fair market value of the shares at the time the employee acquires them exceeds the total of the amount paid for the shares or the amount paid for the right to acquire the shares shall be deemed to be received by the employee in the year the shares are acquired pursuant to paragraph 7(1) of the ITA. Where the exercise price of the option is equal to the fair market value of the shares at the time the option is granted, paragraph 110(1)(d) of the ITA allows a deduction from income equal to one quarter of the benefit as calculated above. If the exercise price of the option is less than the fair market value at the time it is granted, no deduction under paragraph 110(1)(d) is permitted. Options granted to any non-employees, whether directors or consultants or otherwise will confer a tax benefit in contemplation of the person becoming a shareholder pursuant to subsection 15(1) of the ITA.

    Options under the 1998 Plan must be issued within ten years from the effective date of the 1998 Plan.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1998 Plan.

    The 1998 Plan may be terminated or amended at any time by the board of directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1998 Plan may not be increased without the consent of the shareholders of the Company.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    The by-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Canadian law directors and officers (and former officers and directors) of the Company. Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been an officer or director of the Company if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to the best interests of the Company, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with this Offering, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company and the Underwriter pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses, incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or by the Underwriter in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, as of the date hereof, and as adjusted to give effect to the sale of 1,000,000 shares of Common Stock and 1,000,000 Warrants, by the Company with respect to the beneficial ownership of the Common Stock by each beneficial owner of more than 5% of the outstanding shares thereof, by each director, each nominee to become a director and each executive named in the Summary Compensation Table and by all executive officers, directors and nominees to become directors of the Company as a group, both before and after giving effect to the Offering.

           PERCENTAGE OF OUTSTANDING COMMON STOCK BENEFICIALLY OWNED

                                                      NUMBER OF SHARES OF
                                                         COMMON STOCK        BEFORE       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)               BENEFICIALLY OWNED    OFFERING    OFFERING
----------------------------------------------------  -------------------  -----------  ---------
Sidney Ackerman(2)..................................          375,000             25%         15%
Alan Fine(3)........................................          562,500           37.5%      22.50%
Rosalyn Fine(4).....................................          187,500           12.5%       7.50%
The Ackerman Family Trust(5)........................          375,000             25%         15%
All Executive Officers and Directors as a Group(2)
  persons...........................................          937,500           62.5%       37.5%

------------------------

(1) Unless otherwise indicated, the address is c/o Rosedale Decorative Products Ltd., 731 Millway Avenue, Concord, Ontario, Canada L4K 3S8.

(2) Does not include 375,000 shares of Common Stock held by the Ackerman Family Trust. Includes 106,500 shares of Common Stock owned by 1274152 Ontario Inc. of which Sidney Ackerman is a 25% owner.

(3) Includes 268,500 shares of Common Stock owned by 454590 Ontario Limited of which Alan Fine is the sole shareholder and includes 159,750 shares of Common Stock owned by 1274152 Ontario Inc. of which Alan Fine is a 12.5% owner.

(4) Includes 53,250 shares of Common Stock owned by 1274152 Ontario, Inc. of which Rosalyn Fine is a 12.5% owner. Rosalyn Fine is the former wife of Alan Fine and the sister of Sidney Ackerman.

(5) The Ackerman Family Trust owns 375,000 shares of Common Stock, including 106,500 shares of Common Stock owned by 1274152 Ontario, Inc. of which The Ackerman Family Trust is a 25% owner, held in trust for the benefit of Sidney Ackerman's wife and two minor children. Sheldon Shapiro and Fred Stoppell are trustees of The Ackerman Family Trust. Under the terms of the trust instrument, the trustees have the power to vote the shares.

VOTING AGREEMENT


    Effective March 31, 1998, Sidney Ackerman, Alan Fine, The Ackerman Family Trust, 1274152 Ontario Inc. and 454590 Ontario Limited (the "Shareholders"), entered into a Common Stock voting agreement. Pursuant to the terms of the voting agreement, each of the Shareholders agrees to vote all of their Shares unanimously in respect of any matter to be voted on at any meeting of the shareholders of the Company. In the event the Shareholders cannot express unanimity or any of them abstains from voting then the Shareholders agree to vote all of their Shares against such matter or withhold all of their votes in respect of such matter as applicable and to so instruct their proxies. The provisions of the voting agreement shall apply to any shares in the capital stock of the Company to which voting rights attach which may be issued to the Shareholders at any time during the term of the voting agreement and any shares in the capital stock of the Company which are issued in replacement of any shares or after acquired shares. The voting agreement does not apply to any shares that are sold or transferred to a Shareholder and does not apply to any shares that are sold or transferred to a third party in an arm's-length transaction.

    The voting agreement terminates upon Sidney Ackerman or Alan Fine being no longer employed by the Company or any of its subsidiaries or the date upon which any Shareholder divests itself of all shares in an arm's-length transaction for fair market consideration, whichever is earlier.

                              CERTAIN TRANSACTIONS


    In 1995, Alan Fine, Chief Executive Officer of the Company and Sidney Ackerman, President of the Company each loaned funds to the Company's Ontario and Rosedale subsidiaries. As at December 31, 1997, the outstanding amounts of loans made by Alan Fine to Ontario and Rosedale were $358,851 and $523,694, respectively, and the outstanding amount of the loans made by Sidney Ackerman to Ontario and Rosedale were $295,727 and $361,519, respectively. These loans are secured by a general security agreement on the personal property of Rosedale and Ontario and bear interest at a rate equal to the prime rate of interest charged by the National Bank of Canada plus 1.5% per annum and are payable on demand.



    In 1995, 521305 Ontario Inc., which was the sole shareholder of Rosedale, loaned funds to Rosedale and was granted a general security interest in the personal property of Rosedale. As at December 31, 1997, the outstanding balance of the loan was $238,945. The loan bears interest at a rate equal to the prime rate of interest charged by the National Bank of Canada plus 1.5%. The prime rate charged by the National Bank of Canada as of September 30, 1997 was 4.75%.


    Alan Fine, Chief Executive Officer of the Company, and Sidney Ackerman, President of the Company, own all of the issued and outstanding capital stock of 966578 Ontario Inc. and 976168 Ontario Inc. The Company leases space for its retail store, located in downtown Toronto, from 966578 Ontario Inc. The lease calls for rental payments in the amount of $16,800 per annum, plus general sales taxes, payable in equal monthly instalments of $1,400. The lease is for a one year term, automatically renewable from year to year unless terminated in writing by either the landlord or the tenant on 30 days written notice.


    In 1995, two related companies, 966578 Ontario Inc. and 976168 Ontario Inc. were loaned funds by the Company. As of December 31, 1997, the Company had outstanding loans receivable from 966578 Ontario Inc. and 976168 Ontario Inc. in the amount of $10,345 and $24,467, respectively. The loans bear interest at a rate equal to the prime rate of interest as charged by the National Bank of Canada plus 1.5% and are payable on demand.



    The Company has second mortgages from two related companies, 1216748 Ontario Inc. and 1217576 Ontario Inc., both of which are 50% owned by Sidney Ackerman, President and Alan Fine, Chief Executive Officer. The principal amount of the loans from 1216748 Ontario Inc. and 1217576 Ontario Inc. are $209,073 and $193,611, respectively. The mortgages are secured by land and buildings and bear interest at 9% per annum and are payable on demand.



    The Company has available credit facilities up to a maximum of Cdn. $7,910,000 which bear interest at rates varying between the bank's prime rate and prime plus 1.5%. The credit facilities are personally guaranteed, up to an aggregate of Cdn. $1,000,000, by each of Alan Fine and Sidney Ackerman, up to Cdn. $1,000,000 by each of 521305 Ontario Inc. and 1010037 Ontario Inc., and up to Cdn. $900,000 by 1216748 Ontario Inc. and 1217576 Ontario Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources".


    All future transactions and loans between the Company and its officers, directors and 5% shareholders will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                           DESCRIPTION OF SECURITIES

    The total authorized capital stock of the Company consists of an unlimited number of shares of Common Stock, with no par value, and an unlimited number of shares of Preferred Stock, with no par value per share. The following descriptions contain all material terms and features of the Securities of the Company, are qualified in all respects by reference to the Certificate of Incorporation and By laws of the Company, copies of which are filed as Exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The Company is authorized to issue an unlimited number of shares of Common Stock, no par value per share, of which as of the date of this Prospectus 1,500,000 shares of Common Stock are outstanding, not including the Shares offered herein.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining, if any, after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

    Pursuant to the Business Corporation Act, Ontario ("BCA"), a shareholder of an Ontario Corporation has the right to have the corporation pay the shareholder the fair market value for his shares of the corporation in the event such shareholder dissents to certain actions taken by the corporation such as amalgamation or the sale of all or substantially all of the assets of the corporation and such shareholder follows the procedures set forth in the BCA.

WARRANTS

    Warrants will be issued pursuant to a Warrant Agreement between the Company and Continental Stock Transfer & Trust Co. (the "Transfer and Warrant Agent") and will be in registered form. Each Warrant entitles its holder to purchase, during the four year period commencing on the date of this Prospectus, one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment in accordance with the anti-dilution and other provision referred to below.

    The Warrants are subject to redemption by the Company at $.10 per Warrant, at any time commencing one year from the date of this Prospectus (or earlier with the consent of the Representative) and prior to their expiration, on not less than 30 days' prior written notice to the holders of such Warrants, provided that the closing bid price of the Common Stock if traded on the Nasdaq SmallCap Market, or the last sale price per share of the Common Stock, if listed on the Nasdaq National Market or on a national exchange, is at least 150% ($9.00 per share, subject to adjustment) of the current Warrant exercise price, for a period of 10 consecutive business days ending on the third day prior to the date the notice of redemption is given. Holders of Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption.

    The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or classification of the Common Stock. The Warrants do not confer upon holders any voting or any other rights of shareholders of the Company.

    No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of Common Stock issuable upon the exercise of the Warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant.

The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Stock upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so. See "Risk Factors-Requirements of Current Prospectus and State Blue Sky Registration in Connection with the Exercise Warrants".

CLASS A SPECIAL SHARES

    The Company's Articles of Incorporation authorize the issuance of an unlimited number of shares of Class A Special Shares with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Class A Special Shares with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the Common Stock. Although the Company has no present intention to issue any shares of its Class A Special Shares, there can be no assurance that it will not do so in the future.

TRANSFER AGENT, REGISTRAR AND REDEEMABLE WARRANT AGENT

    The transfer agent, registrar and warrant agent for the Common Stock and Warrants is Continental Stock Transfer & Trust Co., New York, New York.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this Offering, the Company will have 2,500,000 shares of Common Stock outstanding. In addition, the Company has reserved for issuance 750,000 shares upon the exercise of options eligible for grant under the Company's Stock Option Plan. Of the shares to be issued and outstanding after this Offering, the 1,000,000 Shares offered hereby (plus any additional Shares sold upon exercise of Warrants offered hereby and exercise of the Over-Allotment Option) will be freely tradeable without restriction or further registration under the Act, except for any shares purchased or held by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Act ("Rule 144"). In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations as described above. The remaining 1,500,000 shares of Common Stock are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Act or exempted therefrom. Of the 1,500,000 restricted shares, all will be eligible to be sold in accordance with the exemptive provisions and the volume limitations of Rule 144 90 days after the Effective Date, however, the Company's directors and executive officers, (who hold in the aggregate 781,250 shares), have agreed not to sell, offer to sell or otherwise dispose of the their shares of the Company's Common Stock until seventy eight months from the Effective Date, except pursuant to gifts or pledges in which the donee or pledgee agrees to be bound by such restrictions, without the prior written consent of the Managing Underwriter; provided, however, that such persons may sell up to 20% of their holdings per year over the five year period commencing eighteen months from the Effective Date. Further, officers and directors whose compensation exceeds $100,000 per year or who own 5% or more of the Company's outstanding common stock shall enter into 3 to 5 year lock-up agreements subject to a 20% per year lock out provision. These agreements are enforceable only by the parties thereto, and are subject to rescission or amendment at any time without approval of other stockholders.

    Sales of the Company's Common Stock by certain of the present stockholders in the future, under Rule 144, may have a depressive effect on the price of the Company's Common Stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following describes the principal United States federal income tax consequences of the purchase, ownership and disposition of the Common Stock and the Warrants and upon the exercise, redemption or expiration of the Warrants by a Warrant holder, that is a citizen or resident of the United States or a United States domestic corporation or that otherwise will be subject to United States federal income tax (a "U.S. Holder"). This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding the securities as capital assets within the meaning of Section 1221 of the Code and does not address the tax treatment of a beneficial owner that owns 10% or more of the Common Stock. It does not address the consequences applicable to certain specialized classes of taxpayers such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, or United States persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. Persons considering the purchase of these securities should consult their tax advisors with regard to the application of the United States and other income tax laws to their particular situations. In particular, a U.S. Holder should consult his tax advisor with regard to the application of the United States federal income tax laws to his situation.

COMMON STOCK

    A U.S. Holder generally will realize, to the extent of the Company's current and accumulated earnings and profits, foreign source ordinary income on the receipt of cash dividends, if any, on the Common Stock equal to the United States dollar value of such dividends determined by reference to the exchange rate in effect on the day they are received by the U.S. Holder (with the value of such dividends computed before any reduction for any Canadian withholding tax) payable in U.S. Dollars. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any dividends received which are converted into United States dollars on a date subsequent to receipt. Subject to the requirements and limitations imposed by the Code, a U.S. Holder may elect to claim Canadian tax withheld or paid with respect to dividends on the Common Stock as a foreign credit against the United States federal income tax liability of such holder. Dividends on the Common Stock generally will constitute "passive income" or, in the case of certain U.S. Holders, "financial services income" for United States foreign tax credit purposes. U.S. Holders who do not elect to claim any foreign tax credits may claim a deduction for Canadian income tax withheld. Dividends paid on the Common Stock will not be eligible for the dividends received deduction available in certain cases to United States corporations.

    Upon a sale or exchange of a share of Common Stock, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such Common Stock. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if at the time of sale or exchange the Common Stock has been held for more than one year.

WARRANTS

    No gain or loss will be recognized by the holder of a Warrant upon the exercise of the Warrant. The cost basis of the Common Stock acquired upon such exercise will be the cost basis of the Warrant plus any additional amount paid upon the exercise of the Warrant. Gain or loss will be recognized upon the subsequent sale or exchange of the Common Stock acquired by the exercise of the Warrant, measured by the difference between the amount realized upon the sale or exchange and the cost basis of the Common Stock so acquired.

    If a Warrant is not exercised, but is sold or exchanged (whether pursuant to redemption or otherwise), gain or loss will be recognized upon such event, measured by the difference between the amount realized by the holder of the Warrant as a result of sale, exchange or redemption and the cost basis of the Warrant.

    If a Warrant is not exercised and is allowed to expire, the Warrants will be deemed to be sold or exchanged on the date of expiration. In such event, the holder of the Warrant will recognize a loss to the extent of the cost basis of the Warrant.

    Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will either be long-term or short-term depending upon the period of time the Common Stock sold or exchanged or the Warrant sold, exchanged, redeemed, or allowed to expire, as the case may be, was held. A holding period of more than one year results in long-term gain or loss treatment. If a Warrant is exercised, the holding period of the Common Stock so acquired will not include the period during which the Warrant was held.

THIS SUMMARY IS OF GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR AND NO REPRESENTATION WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR IS MADE.

                             INVESTMENT CANADA ACT

    The Investment Canada Act is a Federal Canadian statute which regulates the acquisition of control of existing Canadian businesses and the establishment of new Canadian businesses by an entity that is a "non-Canadian" as that term is defined in the Investment Canada Act.


    The Company believes that it is not currently a "non-Canadian" for purposes of the Investment Canada Act. Generally, a company will be deemed to be "non-Canadian under the Investment Canada Act if control of the Company is held by non-Canadian residents. If the Company were to become a "non-Canadian" in the future, acquisitions of control of Canadian businesses by the Company would become subject to the Investment Canada Act. Generally, the direct acquisition by a "non-Canadian" of an existing Canadian business with gross assets of $5,000,000 or more is reviewable under the Investment Canada Act, with a threshold of $179 million for 1998 for "NAFTA investors" as defined under the Investment Canada Act.


    Indirect acquisitions of existing Canadian businesses (with gross assets over certain threshold levels) as well as acquisitions of businesses related to Canada's cultural heritage or national identity (regardless of the value of assets involved) may also be reviewable under the Investment Canada Act. In addition, acquisitions of control of existing investments to establish new, unrelated businesses are not generally reviewable but do require that a notice of the investment be given under the Investment Canada Act. An investment in a new business that is related to the non-Canadian's existing business in Canada is not notifiable under the Investment Canada Act unless such investment relates to Canada's cultural heritage or national identity.

    Investments which are reviewable under the Investment Canada Act are reviewed by the Minister, designated as being responsible for the administration of the Investment Canada Act. Reviewable investments may not be implemented prior to the Minister determining that the investment is likely to be of "net benefit to Canada" based on the criteria set out in the Investment Canada Act.

                                  UNDERWRITING

    The Company has agreed to sell, and the Underwriters have agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company on a firm commitment basis, the respective number of Shares and Warrants set forth opposite their names below.

                                                                                         NUMBER OF
UNDERWRITER                                                                             COMMON STOCK    WARRANTS
-------------------------------------------------------------------------------------  --------------  ----------
J.P. Turner & Company, L.L.C.........................................................        500,000      500,000
Klein Maus and Shire Incorporated....................................................        500,000      500,000
                                                                                       --------------  ----------
    Total............................................................................      1,000,000    1,000,000

    The Underwriters have advised the Company that it proposes to offer the Shares and Warrants to the public at the public offering price set forth on the cover page of this Prospectus and that they may allow to selected dealers who
are members of the NASD, concessions of not in excess of $.      per Share and
$    per Warrant, of which not more than $.      per Share and $    per Warrant
may be re-allowed to certain other dealers who are members of the NASD. After the public offering, the public prices, concessions and reallowances may be changed by the Underwriters.

    The Underwriting Agreement further provides that the Underwriters will receive from the Company a non-accountable expense allowance of 3% of the aggregate public offering price of the Shares and Warrants sold (including any Shares and Warrants sold pursuant to the Underwriters' Over-Allotment Option), which allowance amounts to $153,750 (or $176,812.5 if the Underwriters Over-Allotment Option is exercised in full).

    The Company has granted to the Underwriters the Over-Allotment Option, which is exercisable for a period of 45 days after the Closing, to purchase up to an aggregate additional (up to 15% of the securities being offered) at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

    The Underwriters have informed the Company that the Underwriters will not make sales of the securities offered by this Prospectus to accounts over which they exercise discretionary authority.


    The Company has agreed to sell to the Underwriters for a price of $.01 per Warrant the Underwriters' Option to purchase 100,000 Shares of Common Stock and 100,000 Warrants exclusive of the Over-Allotment Option. The Underwriters' Option will be nonexercisable for one year after the date of this Prospectus. Thereafter, for a period of four years, the Underwriters' Option will be exercisable at $7.50 per Share and $.1875 per Warrant. The Underwriters' Option is not transferable for a period of one year after the date of this Prospectus, except to officers and stockholders of the Underwriters and to members of the selling group and their officers and partners.


    For the life of the Underwriters' Option, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the Underwriters' Option at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriters' Option.

    The Company has agreed that upon closing of this Offering, it will for a period of not less than five years, invite a designee of the Managing Underwriter to attend all meetings of the board of directors. Such designee will be entitled to the same notices and communications sent by the Company to its directors and to attend directors meetings, but will not be entitled to vote or be compensated therefor.

    The Company has agreed to retain the Managing Underwriter as a financial consultant for a period of twenty-five months to commence on the closing of this Offering, at a monthly fee of $2,000 all of which ($50,000) shall be payable in advance on the closing of the Offering. Pursuant to this agreement, the

Managing Underwriter will be obligated to provide general financial advisory services to the Company on an "as needed" basis with respect to possible future financing or acquisitions by the Company and related matters. The agreement does not require the Managing Underwriter to provide any minimum number of hours of consulting services to the Company.


    The public offering price of the Shares and Warrants offered hereby and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Underwriters. Factors considered in determining the offering price of the Shares and Warrants offered hereby and the exercise price of the Warrants included the business in which the Company is engaged, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets and the demand for similar securities of comparable companies.


    In connection with this Offering, the Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock and Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock or Warrants for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock or Warrants in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase shares of Common Stock or Warrants in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. In addition, the Underwriters may impose "penalty bids" under contractual arrangements with the Underwriter whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other underwriters, the selling concession with respect to Shares and Warrants that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock and Warrants at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken they may be discontinued at any time.

    Commencing one year after the date of this Prospectus, the Company will pay the Underwriters a fee of 5% of the exercise price of each Warrant exercised, provided (i) the market price of the Common Stock on the date the Warrant was exercised was greater than the Warrant exercise price on that date; (ii) the exercise price of the Warrant was solicited by a member of the NASD; (iii) the Warrant was not held in discretionary account; (iv) the disclosure of compensation arrangements was made both at the time of this Offering and at the time of exercise of the Warrant; (v) the solicitation of the exercise of the Warrant was not a violation of Regulation M promulgated under the Exchange Act; and (vi) the Warrant holder designates in writing which broker-dealer made the solicitation. The Underwriter and any other soliciting broker-dealers may be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by Regulation M, five business days (or other applicable period as Regulation M may provide) before the solicitation of the exercise of any Warrant until the later of the termination of such solicitation activity or the termination of any right the Underwriters and any other soliciting broker/dealer may have to receive a fee for the solicitation of the exercise of the Warrants.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with this Offering, including liabilities under the Securities Act.

    The foregoing is a summary of the material terms of the Underwriting Agreement, the Underwriters' Option and the Consulting Agreement. Reference is made to the copies of the Underwriting Agreement, the Underwriters' Option and the Consulting Agreement, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

                                 LEGAL MATTERS

    Certain legal matters relating to Ontario law, including the validity of the issuance of the Common Stock and Warrants offered herein, will be passed upon for the Company by Torkin, Manes, Cohen & Arbus. Certain legal matters in connection with the Offering will be passed upon for the Company by its United States counsel, Sichenzia, Ross & Friedman LLP, 135 West 50th Street, 20th Floor, New York, New York 10020. Certain legal matters will be passed upon for the Underwriter by Kutak Rock, 225 Peachtree Street, Suite 2100, Atlanta, Georgia 30303.

                                    EXPERTS

    The combined financial statements of Ontario Wallcoverings Ltd. and Rosedale Wallcoverings & Fabrics Inc. for each of the fiscal years ended December 31, 1997 and 1996, appearing in this Prospectus and Registration Statement have been audited by Schwartz Levitsky Feldman, Chartered Accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement under the Act with respect to the Securities offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). At the date hereof, the Company was not a reporting company under the Securities Exchange Act of 1934, as amended.

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

                         COMBINED FINANCIAL STATEMENTS

              YEARS ENDED DECEMBER 31, 1997, AND DECEMBER 31, 1996
                         TOGETHER WITH AUDITORS' REPORT

                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                         ---------
Report of Independent Auditors.........................................................................        F-2

Combined Balance Sheets as of December 31, 1997 and December 31, 1996..................................        F-3

Combined Statements of Income for the years ended December 31, 1997,
  December 31, 1996 and December 31, 1995..............................................................        F-4

Combined Statements of Cash Flows for the years ended December 31, 1997,
  December 31, 1996 and December 1, 1995...............................................................        F-5

Combined Statements of Stockholders' Equity for the years ended December 31, 1997, 1996, 1995 and
  1994.................................................................................................        F-6

Notes to Combined Financial Statements.................................................................   F-7-F-19

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Ontario Paint & Wallpaper Limited and
Rosedale Wallcoverings and Fabrics Inc.

    We have audited the accompanying combined balance sheets of Ontario Paint & Wallpaper Limited and Rosedale Wallcoverings and Fabrics Inc. (incorporated in Canada) as of December 31, 1997 and 1996 and the related combined statements of income, cash flows and changes in stockholders' equity for the years ended December 31, 1997, 1996 and 1995. These combined financial statements are the responsibility of the management of Ontario Paint & Wallpaper Limited and Rosedale Wallcoverings and Fabrics Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Ontario Paint & Wallpaper Limited and Rosedale Wallcoverings and Fabrics Inc. as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles in the United States of America.

Toronto, Ontario                                       Schwartz Levitsky Feldman

April 16, 1998                                             Chartered Accountants

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

                            COMBINED BALANCE SHEETS

                               AS OF DECEMBER 31,

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                                         1997           1996
                                                                                     -------------  -------------
                                                     ASSETS
CURRENT ASSETS
  Cash.............................................................................  $     442,655  $   1,079,823
  Accounts receivable (note 2).....................................................      4,683,912      3,914,762
  Inventory (note 3)...............................................................      7,193,831      6,277,999
  Prepaid expenses and sundry assets...............................................        180,096        135,859
                                                                                     -------------  -------------
                                                                                        12,500,494     11,408,443
LOANS RECEIVABLE FROM AFFILIATED COMPANIES (note 4)................................         36,884         64,545
DEFERRED PRODUCT COSTS (note 5)....................................................        641,028       --
DEFERRED POLICY COSTS (note 6).....................................................        182,873        126,369
MORTGAGES RECEIVABLE (note 7)......................................................        402,684       --
PROPERTY, PLANT AND EQUIPMENT (note 8).............................................      1,930,869      1,443,028
                                                                                     -------------  -------------
                                                                                        15,694,832     13,042,385
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                                   LIABILITIES
CURRENT LIABILITIES
  Bank indebtedness (note 9).......................................................      3,970,943      3,598,780
  Accounts payable and accrued expenses (note 10)..................................      6,741,431      5,470,806
  Income taxes payable.............................................................        172,538        200,429
  Current portion of long-term debt (note 11)......................................         82,616        119,390
                                                                                     -------------  -------------
                                                                                        10,967,528      9,389,405
LONG-TERM DEBT (note 11)...........................................................        996,981        871,418
LOANS PAYABLE TO STOCKHOLDERS (note 12)............................................        238,945        252,209
ADVANCES FROM DIRECTORS (note 13)..................................................      1,539,791      1,470,066
DEFERRED INCOME TAXES..............................................................        190,564         29,184
                                                                                     -------------  -------------
                                                                                        13,933,809     12,012,282
                                                                                     -------------  -------------
                                              STOCKHOLDERS' EQUITY
CAPITAL STOCK (note 14)............................................................            163            163
CUMULATIVE TRANSLATION ADJUSTMENT..................................................       (175,205)      (106,297)
RETAINED EARNINGS (note 16)........................................................      1,936,065      1,136,237
                                                                                     -------------  -------------
                                                                                         1,761,023      1,030,103
                                                                                     -------------  -------------
                                                                                        15,694,832     13,042,385
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

                         COMBINED STATEMENTS OF INCOME

                        FOR THE YEARS ENDED DECEMBER 31,

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                           1997        1996        1995
                                                        ----------  ----------  ----------
SALES.................................................  $20,757,423 $18,927,369 $18,552,166
COST OF SALES.........................................  13,350,033  12,301,621  11,605,996
                                                        ----------  ----------  ----------
GROSS PROFIT..........................................   7,407,390   6,625,748   6,946,170
                                                        ----------  ----------  ----------
OPERATING EXPENSES
  Selling.............................................   2,321,585   2,437,576   2,730,318
  General and administrative..........................   2,379,749   2,194,964   2,572,889
  Book development costs (recovery)...................     189,566    (278,079)   (180,239)
  Design studio.......................................     826,796     899,372     988,638
  Amortization........................................     572,655     651,143     595,716
                                                        ----------  ----------  ----------
TOTAL OPERATING EXPENSES..............................   6,290,351   5,904,976   6,707,322
                                                        ----------  ----------  ----------
OPERATING INCOME......................................   1,117,039     720,772     238,848
  Interest expense....................................     209,403     234,865     758,660
                                                        ----------  ----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES.....................     907,636     485,907    (519,812)
  Income taxes (note 15)..............................     282,010      62,336      53,078
                                                        ----------  ----------  ----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE................................     625,626     423,571    (572,890)
  Cumulative effect of change in accounting principle
    (note 1(c)).......................................     174,202      --          --
                                                        ----------  ----------  ----------
NET INCOME (LOSS).....................................     799,828     423,571    (572,890)
                                                        ----------  ----------  ----------
                                                        ----------  ----------  ----------
Pro Forma Earnings Per Share Before Impact of Change
  in Accounting Principle (note 14)...................        0.42        0.28       (0.38)
Pro Forma Earnings Per Share After Impact of Change in
  Accounting Principle (note 14)......................        0.53        0.28       (0.38)

   The accompanying notes are an integral part of these financial statements.

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income (loss)..................................................  $     799,828  $     423,571  $    (572,890)
                                                                       -------------  -------------  -------------
  Adjustments to reconcile net income to net cash provided by (used
    in) operating activities:
  Amortization.......................................................        572,655        651,143        595,716
  (Increase) in deferred product costs...............................       (658,762)      --             --
  (Increase) decrease in accounts receivable.........................       (964,145)      (487,558)       754,099
  (Increase) decrease in inventory...................................     (1,222,626)       676,507     (1,183,734)
  (Increase) in prepaid expenses and sundry assets...................        (51,588)       (51,405)       (60,055)
  Increase (decrease) in accounts payable and accrued expenses.......      1,549,646     (1,299,429)      (460,691)
  Increase (decrease) in income taxes payable........................        (20,144)        30,642        (10,121)
  Increase in deferred income taxes..................................        168,015         29,335       --
                                                                       -------------  -------------  -------------
    Total adjustments................................................       (626,949)      (450,765)      (364,786)
                                                                       -------------  -------------  -------------
  Net cash provided by (used in) operating activities................        172,879        (27,194)      (937,676)
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Increase in deferred policy costs..................................        (63,854)       (25,227)       (22,148)
  Purchases of property, plant and equipment.........................       (945,933)      (871,703)      (902,570)
  Increase in mortgages receivable...................................       (415,044)      --             --
                                                                       -------------  -------------  -------------
  Net cash used in investing activities..............................     (1,424,831)      (896,930)      (924,718)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds from bank indebtedness....................................        540,267        410,106      1,914,752
  (Repayment of) proceeds from loans with affiliated companies.......         25,789        (37,034)       (25,501)
  Proceeds from long-term debt.......................................        134,616        510,414        212,735
  Repayment of stockholders' loans...................................         (2,793)      --             --
  Proceeds from loans with directors.................................        135,654        510,298       (225,764)
                                                                       -------------  -------------  -------------
  Net cash provided by financing activities..........................        833,533      1,393,784      1,876,222
                                                                       -------------  -------------  -------------
  Effect of foreign currency exchange rate changes...................       (218,749)        (5,363)        16,311
                                                                       -------------  -------------  -------------
  Net (decrease) increase in cash and cash equivalents...............       (637,168)       464,297         30,139
  Cash and cash equivalents Beginning of year........................      1,079,823        615,526        585,387
                                                                       -------------  -------------  -------------
  End of year........................................................        442,655      1,079,823        615,526
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
  Income taxes paid..................................................        135,302         59,553         45,146
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
  Interest paid......................................................        299,421        358,756        452,972
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                        COMMON
                                                         CLASS A         STOCK                                 CUMULATIVE
                                                        NUMBER OF      NUMBER OF                   RETAINED    TRANSLATION
                                                         SHARES         SHARES        AMOUNT       EARNINGS    ADJUSTMENTS
                                                      -------------  -------------  -----------  ------------  -----------
Balance as of December 31, 1994.....................           20            220     $     163   $  1,432,227  $  (133,610)
  Foreign currency translation......................       --             --            --            --            32,381
  Net loss for the year.............................       --             --            --           (572,890)     --
                                                              ---            ---         -----   ------------  -----------
Balance as of December 31, 1995.....................           20            220           163        859,337     (101,229)
  Adjustment due to prior years' income tax
    reassessments (note 16).........................       --             --            --           (146,671)     --
                                                              ---            ---         -----   ------------  -----------
  As restated.......................................           20            220           163        712,666     (101,229)
  Foreign currency translation......................       --             --            --            --            (5,068)
  Net income for the year...........................       --             --            --            423,571      --
                                                              ---            ---         -----   ------------  -----------
Balance as of December 31, 1996.....................           20            220           163      1,136,237     (106,297)
  Foreign currency translation......................       --             --            --            --           (68,910)
  Net income for the year...........................       --             --            --            799,828      --
                                                              ---            ---         -----   ------------  -----------
Balance as of December 31, 1997.....................           20            220           163      1,936,065     (175,205)
                                                              ---            ---         -----   ------------  -----------
                                                              ---            ---         -----   ------------  -----------

   The accompanying notes are an integral part of these financial statements.

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A) BASIS OF PRESENTATION

    The combined financial statements of Ontario Paint & Wallpaper Limited ("Ontario") and Rosedale Wallcoverings and Fabrics Inc. ("Rosedale") combine the accounts of the following companies as at their respective year ends:

Ontario Paint & Wallpaper Limited...............  December 31, 1997 and 1996
Rosedale Wallcoverings and Fabrics Inc..........  December 31, 1997 and 1996

    All material inter-company accounts and transactions have been eliminated. (See Note 14)

    B) PRINCIPAL ACTIVITIES

    The companies, Ontario Paint and Wallpaper Limited and Rosedale Wallcoverings and Fabrics Inc. were incorporated in Canada on December 3, 1971 and April 7, 1981 respectively. The companies are principally engaged in the designing, manufacturing and marketing of wallpapers and decorative fabrics in Canada, U.S. and Europe.

    C) DEFERRED PRODUCT COSTS

    Expenditures relating to the design and distribution of wallpaper and fabric sample books consisting of book development and design costs relating to collections that have not been launched are deferred and amortized over a three-year period on a straight-line basis. Proceeds from the sale of sample books are offset against the book development costs when received.

    The deferral of a portion of book development and design costs represents a change in accounting principle from a full write-off to a deferral over three years.

    D) CASH AND CASH EQUIVALENTS (BANK INDEBTEDNESS)

    Cash and cash equivalents (bank indebtedness) includes cash on hand, amounts due from and to banks, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amounts approximate fair values because of the short maturity of those instruments.

    E) OTHER CURRENT FINANCIAL INSTRUMENTS

    The carrying amount of the companies' accounts receivable and payable approximates fair value because of the short maturity of these instruments.

    F) LONG-TERM FINANCIAL INSTRUMENTS

    The fair value of each of the companies' long-term financial assets and debt instruments is based on the amount of future cash flows associated with each instrument discounted using an estimate of what the companies' current borrowing rate for similar instruments of comparable maturity would be.

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    G) INVENTORY

    Inventory is valued at the lower of cost and fair market value. Cost is determined on the first-in, first-out basis.

    H) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost and are amortized on the basis of their estimated useful lives at the undernoted rates and methods:

Leasehold improvements                            10%                           Straight-line
Cylinders and related design costs            5 years                           Straight-line
Equipment furniture and fixtures                  20%                       Declining balance
Computer equipment                        30% and 20%                       Declining balance
Automobile                                        30%                       Declining balance

    Amortization for assets acquired during the year are recorded at one- half of the indicated rates, which approximate when they were put into use.

    The amortization period for cylinders and related design costs was extended from a period of three years to a five year period to more accurately reflect their estimated useful lives. This change resulted in a reduction in the amortization charge for 1997 by approximately $480,000.

    I) INCOME TAXES

    The companies account for income tax under the provisions of Statement of Financial Accounting Standards No. 109 , which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

    J) FOREIGN CURRENCY TRANSLATION

    The companies maintain their books and records in Canadian dollars. Foreign currency transactions are translated using the temporal method. Under this method, all monetary items are translated into Canadian funds at the rate of exchange prevailing at balance sheet date. Non- monetary items are translated at historical rates. Income and expenses are translated at the rate in effect on the transaction dates. Transaction gains and losses are included in the determination of earnings for the year.

    The translation of the financial statements from Canadian dollars ("CDN $") into United States dollars is performed for the convenience of the reader. Balance sheet accounts are translated using closing exchange rates in effect at the balance sheet date and income and expense accounts are translated using an average exchange rate prevailing during each reporting period. No representation is made that the Canadian dollar amounts could have been, or could be, converted into United Sates dollars at the rates on the respective dates and or at any other certain rates. Adjustments resulting from the translation are included in the cumulative translation adjustments in stockholders' equity.

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    K) SALES

    Sales represents the invoiced value of goods supplied to customers. Sales are recognized upon delivery of goods and passage of title to customers.

    L) NET INCOME PER WEIGHTED AVERAGE COMMON STOCK

    Net income per common stock is computed by dividing net income for the year by the weighted average number of common stock outstanding as presented on a pro-forma basis as explained in note 14 (d).

    M) USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    N) ACCOUNTING CHANGES

    On January 1, 1996, the companies adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 did not have a material impact on the companies' result of operations.

    In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduced the use of a fair value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock- based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The companies have adopted the disclosure provisions of SFAS No. 123.

2. ACCOUNTS RECEIVABLE

                                                                                            1997          1996
                                                                                        ------------  ------------
Accounts receivable...................................................................  $  4,788,725  $  4,799,124
Less: Allowance for doubtful accounts.................................................       104,813       884,362
                                                                                        ------------  ------------
Accounts receivable, net..............................................................     4,683,912     3,914,762
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

2. ACCOUNTS RECEIVABLE (CONTINUED)
    During 1997, two accounts receivable amounting to approximately $780,000, previously provided for were written off against the allowance for doubtful accounts.

3. INVENTORY

                                                                                            1997          1996
                                                                                        ------------  ------------
Inventory comprised the following:
Raw materials.........................................................................  $     41,678  $    140,035
Finished goods........................................................................     7,152,153     6,137,964
                                                                                        ------------  ------------
                                                                                           7,193,831     6,277,999
                                                                                        ------------  ------------
                                                                                        ------------  ------------

4. LOANS RECEIVABLE FROM AFFILIATED COMPANIES

    The loans receivable from affiliated companies which are related through common ownership bear interest at prime plus 1.5%, have no specific repayment terms, and are not expected to be repaid prior to January 1, 1999.

5. DEFERRED PRODUCT COSTS

                                                                                               1997        1996
                                                                                            ----------  ----------
Book development costs....................................................................  $  848,996  $   --
Deferred software costs...................................................................      62,915      --
                                                                                            ----------  ----------
Cost......................................................................................     911,911      --
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Less: Accumulated amortization............................................................
  Book development costs..................................................................     208,299      --
  Deferred software costs.................................................................      12,584      --
                                                                                            ----------  ----------
                                                                                               270,883      --
                                                                                            ----------  ----------
Net Deferred Product Costs................................................................     641,028      --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

6. DEFERRED POLICY COSTS

    Deferred policy costs represents the prepaid portion of premiums on the life insurance policies referred to in note 21.

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

7. MORTGAGES RECEIVABLE

    Second mortgages from companies related through common ownership, secured by land and buildings, bear interest at 9% and are payable on demand. No repayments are expected prior to January 1, 1999.

                                                                                               1997        1996
                                                                                            ----------  ----------
1216748 Ontario Inc.......................................................................  $  209,073  $   --
1217576 Ontario Inc.......................................................................     193,611      --
                                                                                            ----------  ----------
                                                                                               402,684      --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The fair value of the mortgages receivable is estimated to be $350,000.

8. PROPERTY, PLANT AND EQUIPMENT

                                                                                            1997          1996
                                                                                        ------------  ------------
Leasehold improvements................................................................  $     31,331  $     32,700
Automobile............................................................................        20,057        20,933
Equipment and furniture...............................................................       255,335       266,346
Furniture and fixtures................................................................       301,585       297,688
Computer and equipment................................................................       335,796       308,867
Cylinders and related design costs....................................................     3,057,727     2,277,325
                                                                                        ------------  ------------
Cost..................................................................................     4,001,831     3,203,859
                                                                                        ------------  ------------
Less: Accumulated amortization
  Leasehold improvements..............................................................  $     10,448  $      7,635
  Automobile..........................................................................        16,485        15,608
  Equipment and furniture.............................................................       184,572       174,174
  Furniture and fixtures..............................................................       196,837       177,847
  Computer and equipment..............................................................       228,903       209,073
  Cylinders and related design costs..................................................     1,433,717     1,176,494
                                                                                        ------------  ------------
                                                                                           2,070,962     1,760,831
                                                                                        ------------  ------------
Net Assets............................................................................     1,930,869     1,443,028
                                                                                        ------------  ------------
                                                                                        ------------  ------------

9. BANK INDEBTEDNESS

    The companies have available credit facilities up to a maximum of $5,700,000 ($7,910,000 Canadian), which bear interest at rates varying between the bank's prime rate and prime plus 1.5%. The indebtedness is secured by general assignments of book debts, pledge of inventory under Section 427 of the Bank Act of Canada, general security agreements providing a first floating charge over all assets, guarantees and postponement of claims to a maximum of $722,000 each from two officers, guarantees and postponement of claims to a maximum of $1,450,000 from the parent companies, guarantees from affiliated companies up

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

9. BANK INDEBTEDNESS (CONTINUED)
to $595,000, assignment of life insurance of $1,450,000 on the lives of two key officers and assignment of fire insurance.

10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                                            1997          1996
                                                                                        ------------  ------------
Accounts payable and accrued expenses is comprised of the following:
  Trade payables......................................................................  $  6,358,585  $  5,201,663
  Accrued expenses....................................................................       382,846       269,143
                                                                                        ------------  ------------
                                                                                           6,741,431     5,470,806
                                                                                        ------------  ------------
                                                                                        ------------  ------------

11. LONG-TERM DEBT

                                                                                                   1997         1996
                                                                                               ------------  -----------
a)         Settlement Payable

           Settlement of a claim initiated by a third party. The terms of payments are as follows:

           $18,248 monthly for January to March, 1997, $7,242 monthly thereafter. The fair
           value of the settlement payable is estimated to be $158,000.......................  $    165,231  $   291,843
                                                                                               ------------  -----------
b)         Insurance Loan

           Amount in excess of cash surrender values of life insurance policies (note 21)
           which is payable on demand but is expected to become due for payment in the year
           2004. The loan bears interest at prime plus 1.5% and is secured by letters of guarantee from a major Canadian Chartered Bank and a second collateral mortgage on
           the assets of the companies.......................................................       914,366      698,965
                                                                                               ------------  -----------
                                                                                                  1,079,597      990,808
           Less: Current portion.............................................................       (82,616)    (119,390)
                                                                                               ------------  -----------
           Long-term portion.................................................................       996,981      871,418
                                                                                               ------------  -----------
                                                                                               ------------  -----------

12. LOANS PAYABLE TO STOCKHOLDERS

    Stockholder's advances are secured by general security agreements, bears interest at prime plus 1.5%, have no specific repayment terms, and the stockholders are not expected to demand repayment prior to January 1, 1999.

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

13. ADVANCES FROM DIRECTORS

    Advances from directors are secured by general security agreements, bears interest at prime plus 1.5%, have no specific repayment terms, and the directors are not expected to demand repayment prior to January 1, 1999.

14. CAPITAL STOCK

    A) ONTARIO PAINT & WALLPAPER LIMITED

AUTHORIZED


500,020    Class A Preference shares, 8% non-cumulative, voting, redeemable at
             $12,500 per share
25,000     Class B Preference shares, 8% non-cumulative, voting, redeemable at paid upamount
249,980    Common shares


ISSUED

                                                                                     1997         1996
                                                                                     -----        -----
20         Class A Preference shares............................................   $       1    $       1
20         Common shares........................................................           2            2
                                                                                          --           --
                                                                                           3            3
                                                                                          --           --
                                                                                          --           --

    B) ROSEDALE WALLCOVERINGS AND FABRICS INC.

AUTHORIZED

3,600      Preference shares, 9% non-cumulative, non-voting, redeemable at the amount paid up plus a premium of 10%
4,000      Common shares

ISSUED

                                                                                  1997       1996
                                                                                ---------  ---------
200        Common shares                                                        $     160  $     160
                                                                                ---------  ---------

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

14. CAPITAL STOCK (CONTINUED)
    C) ISSUED--COMBINED

                                                                                  1997       1996
                                                                                ---------  ---------
20         Class A Preference shares                                            $       1  $       1
220        Common shares                                                              162        162
                                                                                ---------  ---------
                                                                                      163        163
                                                                                ---------  ---------
                                                                                ---------  ---------

    D) WEIGHTED AVERAGE NUMBER OF COMMON SHARES

    On May 14, 1997, a newly incorporated holding company, Rosedale Decorative Products Ltd. (the "Registrant"), was formed by the shareholders of the companies for the purpose of consolidating and reorganizing their 100% ownership interests in anticipation of an initial public offering. This reorganization will be carried out using the pooling of interests method.

    For the purpose of determining earnings per share, the weighted average number of common shares has been presented on a pro-forma basis, on the assumption that the reorganisation was completed as at December 31, 1997.

    This reorganization will result in the transfer of all the outstanding common shares of the parent companies of Ontario and Rosedale currently held by the Fine and Ackerman families to the Registrant in exchange for 1,500,000 common shares of the Registrant.

    After giving effect to the above transaction, there will be 1,500,000 issued common shares of the Registrant. Accordingly, the earnings per share data presented are based on the total weighted average number of common shares on a pro-forma basis of 1,500,000.

15. INCOME TAXES

                                                                                                 1997        1996
                                                                                              ----------  ----------
a)         Current..........................................................................     113,995      33,152
           Deferred.........................................................................     168,015      29,184
                                                                                              ----------  ----------
                                                                                                 282,010      62,336
                                                                                              ----------  ----------
                                                                                              ----------  ----------
b)         Current income taxes comprised as follows:

                                                                                                 1997        1996
                                                                                              ----------  ----------
           Amount calculated at basic Canadian federal and provincial rates.................  $  371,806  $  213,800
           Increase (decrease) representing from:
           Timing differences...............................................................    (168,015)    (29,184)
           Adjustment to prior year taxes...................................................      40,497      --
           Non-deductible expenses..........................................................      90,400      91,189
           Application of losses carry-forward..............................................    (220,693)   (242,653)
                                                                                              ----------  ----------
                                                                                                 113,995      33,152
                                                                                              ----------  ----------
                                                                                              ----------  ----------

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

15. INCOME TAXES (CONTINUED)
    c) Deferred income taxes represented the tax charges derived from temporary differences between amortization of property, plant and equipment and amounts deducted from taxable income.

    d) Rosedale has operating losses of approximately $770,000 which is expected to he used to reduce future taxable income. The potential tax benefit relating to the losses have been recognized in the accounts to the extent that they reduce deferred taxes. The deductibility of these losses if available expires as follows:

2001..............................................................  $ 432,000
2002..............................................................    312,000
2004..............................................................     26,000
                                                                    ---------
                                                                    $ 770,000
                                                                    ---------
                                                                    ---------

  Rosedale has been reassessed by Revenue Canada and the Province of Ontario for fiscal year ended December 31, 1993 and December 31, 1994 in the amount of approximately $664,000 [see note 19 (b)]. Should the assessments be upheld, the benefits of these losses may not be realized.

16. INCOME TAX REASSESSMENTS

    Retained earnings at the beginning of 1995 and 1996 previously reported as $1,432,227 and $859,337, respectively, have been restated to $1,285,556 and $712,666, respectively to reflect a correction resulting from prior years' income tax reassessments for fiscal years 1994 and prior. The comparative 1996 figures have also been restated.

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                       (AMOUNTS EXPRESSED IN US DOLLARS)

17. RELATED PARTY TRANSACTIONS

    Amounts due from or paid to companies which are related through common ownership.

                                                                                                1997       1996
                                                                                             ----------  ---------
Loan -- 966578 Ontario Inc.................................................................  $   10,345  $  --
Loan -- 976168 Ontario Inc.................................................................      24,467     27,699
Mortgage receivable -- 1216748 Ontario Inc.................................................     192,640     --
Mortgage receivable -- 1217576 Ontario Inc.................................................     178,544     --
Rent paid -- 966578 Ontario Inc............................................................      17,648     20,534

18. SEGMENTED INFORMATION

    Rosedale is engaged primarily in the design, manufacturing, marketing, and distribution whilst Ontario is engaged primarily in the marketing and distribution of wallpaper and designer fabrics.

    a) The breakdown of sales by geographic area is as follows:

                                                                              YEAR ENDED DECEMBER 31, 1997
                                                                       ------------------------------------------
                                                                         ONTARIO       ROSEDALE         TOTAL
                                                                       ------------  -------------  -------------
United States of America.............................................  $    747,267  $   9,133,266  $   9,880,533
Canada...............................................................     7,472,673      1,712,487      9,185,160
Other................................................................     1,120,901        570,829      1,691,730
                                                                       ------------  -------------  -------------
                                                                          9,340,841     11,416,582     20,757,423
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

                                                                              YEAR ENDED DECEMBER 31, 1996
                                                                       ------------------------------------------
                                                                         ONTARIO       ROSEDALE         TOTAL
                                                                       ------------  -------------  -------------
United States of America.............................................  $  1,166,573  $   9,233,118  $  10,399,691
Canada...............................................................     6,067,758      1,530,499      7,598,257
Other................................................................       113,887        815,534        929,421
                                                                       ------------  -------------  -------------
                                                                          7,348,218     11,579,151     18,927,369
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

                                                                              YEAR ENDED DECEMBER 31, 1995
                                                                       ------------------------------------------
                                                                         ONTARIO       ROSEDALE         TOTAL
                                                                       ------------  -------------  -------------
United States of America.............................................  $  1,739,101  $   9,478,947  $  11,218,048
Canada...............................................................     5,086,322      1,335,491      6,421,813
Other................................................................       157,391        754,914        912,305
                                                                       ------------  -------------  -------------
                                                                          6,982,814     11,569,352     18,552,166
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

18. SEGMENTED INFORMATION (CONTINUED)
    b) The companies' accounting records do not readily provide information on net income by geographic area. Management is of the opinion that the proportion of net income based principally on sales, presented below, would fairly present the results of operations by geographic area.

                                                                                  YEAR ENDED DECEMBER 31, 1997
                                                                               ----------------------------------
                                                                                ONTARIO     ROSEDALE     TOTAL
                                                                               ----------  ----------  ----------
United States of America.....................................................  $   24,524  $  255,256  $  279,780
Canada.......................................................................     245,245      49,775     295,020
Other........................................................................      36,787      14,039      50,826
                                                                               ----------  ----------  ----------
                                                                                  306,556     319,070     625,626
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                                                                                  YEAR ENDED DECEMBER 31, 1996
                                                                               ----------------------------------
                                                                                ONTARIO     ROSEDALE     TOTAL
                                                                               ----------  ----------  ----------
United States of America.....................................................  $   18,298  $  238,089  $  256,387
Canada.......................................................................      94,922      46,381     141,303
Other........................................................................       1,144      24,737      25,881
                                                                               ----------  ----------  ----------
                                                                                  114,364     309,207     423,571
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------


                                                                                 YEAR ENDED DECEMBER 31, 1995
                                                                             ------------------------------------
                                                                              ONTARIO     ROSEDALE       TOTAL
                                                                             ----------  -----------  -----------
United States of America...................................................  $   35,805  $  (551,406) $  (515,601)
Canada.....................................................................      91,762     (107,417)     (15,755)
Other......................................................................      15,755      (57,289)     (41,534)
                                                                             ----------  -----------  -----------
                                                                                125,701     (508,004)    (572,890)
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------


    c) The breakdown of identifiable assets by geographic area is as follows:

                                                                              YEAR ENDED DECEMBER 31, 1997
                                                                        -----------------------------------------
                                                                          ONTARIO       ROSEDALE        TOTAL
                                                                        ------------  ------------  -------------
United States of America..............................................  $    --       $  1,149,550  $   1,149,550
Canada................................................................     5,920,090     7,213,301     13,133,391
Other.................................................................       514,791       897,100      1,411,891
                                                                        ------------  ------------  -------------
                                                                           6,434,881     9,259,951     15,694,832
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

18. SEGMENTED INFORMATION (CONTINUED)

                                                                              YEAR ENDED DECEMBER 31, 1996
                                                                        -----------------------------------------
                                                                          ONTARIO       ROSEDALE        TOTAL
                                                                        ------------  ------------  -------------
United States of America..............................................  $    --       $  1,053,006  $   1,053,006
Canada................................................................     5,077,164     6,023,127     11,100,291
Other.................................................................       305,455       583,633        889,088
                                                                        ------------  ------------  -------------
                                                                           5,382,619     7,659,766     13,042,385
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

    d) Sales to major customers are as follows:

                                                                            1997          1996          1995
                                                                        ------------  ------------  -------------
Sales.................................................................  $  2,890,783  $  1,968,456  $   2,313,870
% of total sales......................................................            14%           10%            12%
Amounts included in accounts receivable...............................  $    298,595  $    365,794  $     148,372

    e) Purchases from major suppliers are as follows:

                                                                            1997          1996          1995
                                                                        ------------  ------------  -------------
Purchases.............................................................  $  8,070,027  $  6,101,860  $   6,859,565
% of total purchases..................................................            52%           49%            53%
Amounts included in accounts payable..................................  $  3,101,539  $  2,480,178  $   1,792,158

19. CONTINGENCIES

    a) The company is contingently liable under contested lawsuits amounting to approximately $31,000. Management is of the opinion that the company's defence is meritorious and the lawsuit will result in no material loss. Accordingly, no provision is included in the accounts for possible related losses. Should any expenditures be incurred by the company for resolution of these lawsuits, it will be charged to the operations of the year in which such expenditures are incurred.

    b) Rosedale has been re-assessed by Revenue Canada and the Province of Ontario for fiscal years ended December 31, 1993 and December 31, 1994 for additional taxes estimated to be $664,000 ($950,000 Canadian). The company has objected to these re-assessments and has no obligation to pay the portion relating to Revenue Canada in the amount of $440,000 ($617,000 Canadian) until the objections have been processed. No provision has been made in the accounts for the additional taxes.


    c) Ontario has issued limited guarantees to secure the indebtedness of two affiliated companies in the aggregate amount of $757,000 ($1,059,000 Canadian).

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

20. COMMITMENTS

    Minimum payments under operating leases for premises amount to approximately $330,000 per annum, exclusive of insurance and other occupancy charges. The leases expires on October 31, 2004. The future minimum lease payments over the next four years are as follows:

                                                                                                          1997
                                                                                                      ------------
Payable during the following periods:
  Within one year...................................................................................  $    329,787
  Over one year but not exceeding two years.........................................................       329,787
  Over two years but not exceeding three years......................................................       329,787
  Over three years but not exceeding four years.....................................................       329,787
  Over four years but not exceeding five years......................................................       329,787
  Thereafter........................................................................................       661,065
                                                                                                      ------------
                                                                                                      $  2,310,000

21. LIFE INSURANCE POLICIES

    The companies are the beneficiaries of life insurance policies with The Prudential of America Life Insurance Company (Canada) ("PruCan") taken out on the lives of three of the officers for a total insured value of $22 million. In consideration for this benefit, the companies agreed to fund the premiums payable on the policies. Funding is being provided by advances from the Laurentian Bank of Canada ("Laurentian").

    The Laurentian has a legal right of set-off of the cash surrender values of the life insurance policies against the debt owing to it by the companies. Accordingly the related assets and liabilities have been offset in the financial statements.

    The amounts offset were as follows:

Cash surrender value of life insurance policies.................................  $2,030,532
Advances........................................................................  $(2,030,532)

    The amount in excess of the cash surrender value of the life insurance policies is included in long-term debt (see note 11).

    The advances from Laurentian are payable on demand but are expected to become due for payment in the year 2004. The companies are liable for the interest on the advances. Security is provided by first charges on the insurance policies, letters of credit from a major Canadian chartered bank and general security agreements creating a second charge over all corporate assets.

22. FOREIGN EXCHANGE CONTRACTS


    As at December 31, 1997, Rosedale had outstanding foreign forward exchange contracts to sell U.S. dollars to the National Bank of Canada to hedge against fluctuations in foreign currency. The purpose of the Company's foreign exchange hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows resulting from the sale and purchase of products in foreign currencies will

                     ONTARIO PAINT & WALLPAPER LIMITED AND
                    ROSEDALE WALLCOVERINGS AND FABRICS INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

22. FOREIGN EXCHANGE CONTRACTS (CONTINUED)

not be adversely affected by changes in exchange rates. It is the Company's policy to use derivative financial instruments to reduce foreign exchange risks. Fluctuations in the value of these hedging instruments are offset by fluctuations in the value of the underlying exposures being hedged. As the contracts are settled, the related gains or losses, if any, will be reported in the statements of financial position and income. Since these contracts are expected to settle in the time period from April 1, 1998 through December 31, 1998, there is no impact on the financial statements for the period ended December 31, 1997. There is a potential risk of non-performance by the National Bank of Canada, the financial institution that the Company has the Foreign Forward Exchange Contracts with. However, given the National Bank's prominence and financial condition, the Company believes that this risk is insignificant. The Company had no contracts outstanding with maturities beyond one year. The cash requirements arise as the contracts are exercised to the value of $6,970,000 (in varying amounts from April through December 1998). The following table presents the aggregate notional principal amounts, carrying values and fair values of the Company's foreign exchange contracts outstanding at December 31, 1997. Deferred gains and losses on forward exchange contracts are recognized in earnings when the future purchases and sales being hedged are recognized. The Company does not hold or issue financial instruments for trading purposes. The estimated fair values of the derivatives used to hedge the Company's risks will fluctuate over time.



                  DECEMBER 31, 1997                                           DECEMBER 31, 1996
             ----------------------------                                ----------------------------
  FORWARD      NOTIONAL                                      FORWARD       NOTIONAL
 EXCHANGE      PRINCIPAL      CARRYING         FAIR         EXCHANGE       PRINCIPAL      CARRYING         FAIR
 CONTRACTS      AMOUNTS        VALUES         VALUES        CONTRACTS       AMOUNTS        VALUES         VALUES
-----------  -------------  -------------  -------------  -------------  -------------  -------------  -------------
   1998      $   6,970,000       --        ($    363,600)      --             --             --             --

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           4
Risk Factors.....................................           8
Use of Proceeds..................................          14
Capitalization...................................          16
Dilution.........................................          17
Selected Financial Data..........................          18
Managements' Discussion and Analysis of Financial
  Condition and Results of Operations............          19
Business.........................................          23
Management.......................................          30
Principal Stockholders...........................          34
Certain Transactions.............................          35
Description of Securities........................          36
Investment Canada Act............................          40
Underwriting.....................................          41
Legal Matters....................................          43
Experts..........................................          43
Additional Information...........................          43
Financial Statements.............................         F-1

                            ------------------------

    UNTIL            , 1998 (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRIERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                              ROSEDALE DECORATIVE
                                 PRODUCTS, INC.

                              1,000,000 SHARES OF
                                COMMON STOCK AND
                             1,000,000 COMMON STOCK
                               PURCHASE WARRANTS

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                         J.P. TURNER & COMPANY, L.L.C.

                             KLEIN, MAUS AND SHIRE
                                  INCORPORATED

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The by-laws of the Company provide that the Company shall indemnify directors and officers of the Company. The pertinent section of Canadian law is set forth below in full. In addition, upon effectiveness of this registration statement, management intends to obtain officers and directors liability insurance.

    See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission (the "Commission") with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

    Section 136 of the Canadian Business Corporation Act provides as follows:

        (1) INDEMNIFICATION OF DIRECTORS--A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if,

           (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

           (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she has reasonable grounds for believing that his or her conduct was lawful.

        (2) INDEM.--A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in clauses
    (1)(a) and (b).

        (3) IDEM.--Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

           (a) was substantially successful on the merits in his or her defense of the action or proceeding; and

           (b) fulfills the conditions set out in clauses (1)(a) and (b).

        (4) LIABILITY INSURANCE--A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person,

           (a) in his or her capacity as a director or officer of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

           (b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

        (5) APPLICATION TO COURT--A Corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

        (6) IDEM--Upon application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC registration fee...........................................  $ 4,222.19
NASD registration fee..........................................    1,890.88
Nasdaq SmallCap Market listing fee.............................   15,000.00
Boston Stock Exchange listing fee..............................    7,500.00
Printing and engraving.........................................      60,000
Accountants' fees and expenses.................................   25,000.00
Legal fees.....................................................  125,000.00
Transfer agent's and warrant agent's fees and expenses.........    5,000.00
Blue Sky fees and expenses.....................................   30,000.00
Underwriter's non-accountable expense allowance................  153,750.00
Underwriter's consulting agreement.............................   50,000.00
Miscellaneous..................................................    2,636.93
                                                                 ----------
      Total....................................................  $480,000.00
                                                                 ----------
                                                                 ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    In the past three years the Company has issued securities to a limited number of persons as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith:

    Simultaneously with the offering, the Company intends to issue an aggregate of 1,500,000 shares of its common stock to Sidney Ackerman, Alan Fine, Rosalyn Fine, The Ackerman Family Trust and various other companies under their control, collectively or individually, in exchange for their shares in 521305 Ontario Inc. and 1010037 Ontario Inc.

ITEM 27. EXHIBITS


 EXHIBIT
   NO.     DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
1.1        Form of Underwriting Agreement***

1.2        Form of Selected Dealers Agreement***

1.3        Form of Agreement Among Underwriters***

3.1(a)     Articles of Incorporation of Registrant***

3.1(b)     Articles of Amendment***

3.2        By-Laws of Registrant***

 EXHIBIT
   NO.     DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
4.1        Form of Underwriters' Purchase Option***

4.2        Form of Warrant Agreement***

4.3        Specimen Common Stock Certificate***

4.4        Specimen Class A Redeemable Common Stock Purchase Warrant**

5.1        Opinion of Torkin, Manes, Cohen & Arbus**

9.1        Form of Voting Agreement***

10.1       Form of Financial Advisory Agreement with Managing Underwriters***

10.2       1998 Stock Option Plan***

10.31      Lease between Rosedale Wallcoverings & Fabrics, Inc. and NHD Properties, Inc. for the premises at 214
           Courtland Ave., Concord, Ontario, Canada.***

10.32      Lease between Ontario Paint & Wallpaper Ltd. and NHD Properties, Inc. for the premises located at 231
           Millway Avenue, Concord, Ontario, Canada.***

10.33      Lease between Ontario Paint & Wallpaper Ltd. and 966578 Ontario Inc., for premises located at 273 Queen
           St. East Toronto, Ontario, Canada.***

10.4       Employment Agreement between the Company and Alan Fine***

10.5       Employment Agreement between the Company and Sidney Ackerman***

10.6       Credit Facility between Rosedale Wallcoverings & Fabrics, Inc., and National Bank of Canada, dated August
           8, 1996, as extended, July 30, 1997.***

10.7       Credit Facility between Ontario Paint & Wallpaper, Ltd., and National Bank of Canada, dated November 26,
           1996, as extended, July 30, 1997.***

21.1       List of Subsidiaries of Registrant***

23.1       Consent of Schwartz Levitsky Feldman, the Company's Independent Auditors**

23.2       Consent of Sichenzia, Ross & Friedman LLP**

23.3       Consent of Torkin, Manes, Cohen & Arbus (incorporated into Exhibit 5.1)**


------------------------


(**)   Filed herewith


(***)  Previously filed

ITEM 28. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned small business issuer hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any Prospectus required by section 10(a)(3) of the Act; (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (4) For determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Act as part of this registration statement as of the time the Commission declared it effective.

        (5) For determining any liability under the Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement at that time as the initial bona fide Offering of those securities.

                                   SIGNATURES


    Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Amendment No. 3 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, Canada on June 11, 1998.


ROSEDALE DECORATIVE PRODUCTS LTD.

           By:                   /s/ ALAN FINE                         By:                /s/ SIDNEY ACKERMAN
                      -----------------------------------                         -----------------------------------
                                   Alan Fine                                                Sidney Ackerman

    Pursuant to the requirements of the Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    We, the undersigned officers and directors of ROSEDALE DECORATIVE PRODUCTS LTD. hereby severally constitute and appoint Sidney Ackerman and Alan Fine, our true and lawful attorneys-in-fact and agents with full power of substitution for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.


                  SIGNATURE                                          TITLE                             DATE
---------------------------------------------  -------------------------------------------------  ---------------

                /s/ ALAN FINE
    ------------------------------------       Chairman of the Board of Directors and Chief        June 11, 1998
                  Alan Fine                    Executive Officer

             /s/ SIDNEY ACKERMAN
    ------------------------------------       President and Director                              June 11, 1998
               Sidney Ackerman

             /s/ NORMAN MAXWELL
    ------------------------------------       Chief Financial Officer/Principal Accounting        June 11, 1998
               Norman Maxwell                  Officer, Operations Manager and Director

            /s/ SHELDON ISENBERG
    ------------------------------------       Treasurer, Corporate Secretary and Director         June 11, 1998
              Sheldon Isenberg

                                 EXHIBIT INDEX


 EXHIBIT
   NO.     DESCRIPTION                                                                                          PAGE
---------  -------------------------------------------------------------------------------------------------  ---------
1.1        Form of Underwriting Agreement***

1.2        Form of Selected Dealers Agreement***

1.3        Form of Agreement Among Underwriters***

3.1(a)     Articles of Incorporation of Registrant***

3.1(b)     Articles of Amendment***

3.2        By-Laws of Registrant***

4.1        Form of Underwriters' Purchase Option***

4.2        Form of Warrant Agreement***

4.3        Specimen Common Stock Certificate***

4.4        Specimen Class A Redeemable Common Stock Purchase Warrant**

5.1        Opinion of Torkin, Manes, Cohen & Arbus**

9.1        Form of Voting Agreement***

10.1       Form of Financial Advisory Agreement with Managing Underwriters***

10.2       1998 Stock Option Plan***

10.31      Lease between Rosedale Wallcoverings & Fabrics, Inc. and NHD Properties, Inc. for the premises at
           214 Courtland Ave. Concord, Ontario Canada.***

10.32      Lease between Ontario Paint & Wallpaper Ltd. and NHD Properties, Inc. the premises located at 731
           Millway Avenue Concord, Ontario Canada.***

10.33      Lease between Ontario Paint & Wallpaper Ltd. and 966578 Ontario Inc., for premises located at 273
           Queen St. East Toronto, Ontario, Canada***

10.4       Employment Agreement between the Company and Alan Fine***

10.5       Employment Agreement between the Company and Sidney Ackerman***

10.6       Credit Facility between Rosedale Wallcoverings & Fabrics, Inc. and National Bank of Canada, dated
           August 8, 1996, as extended, July 30, 1997.***

10.7       Credit Facility between Ontario Paint & Wallpaper Ltd., and National Bank of Canada, dated
           November 26, 1996, as extended July 30, 1997.***

21.1       List of Subsidiaries of Registrant***

23.1       Consent of Schwartz Levitsky Feldman, the Company's Independent Auditors**

23.2       Consent of Sichenzia Ross & Friedman LLP**

23.3       Consent of Torkin, Manes, Cohen & Arbus (incorporated into Exhibit 5.1)**


------------------------


(**)   Filed herewith


(***)  Previously filed